Exhibit10.1

AMENDMENT NO. 1, dated as of December 16, 2025 (this “Amendment No. 1”), to the Credit Agreement, dated as of November 28, 2023, by and among GRINDR CAPITAL LLC, a Delaware limited liability company (the “Borrower”), GRINDR INC., a Delaware corporation (the “Ultimate Parent”), GRINDR GROUP LLC, a Delaware limited liability company (“Intermediate Parent”), GRINDR GAP LLC, a Delaware limited liability company (“Holdings” and together with the Ultimate Parent and Intermediate Parent, the “Parent Guarantors”), the LENDERS and ISSUING BANKS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) (such agreement as in effect immediately prior to the Amendment No. 1 Effective Date (as defined below), the “Existing Credit Agreement”).

WHEREAS, the Borrower has requested an amendment to the Existing Credit Agreement, and the Administrative Agent and the Lenders and Issuing Banks party hereto (which together constitute all of the Lenders and Issuing Banks under the Existing Credit Agreement) are willing to make such amendments under Section 9.02(b) of the Existing Credit Agreement, in each case, on the terms set forth herein; and

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Borrower, each of the Guarantors, the Lenders and Issuing Banks party hereto and the Administrative Agent hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below).

SECTION 2. Amendments.

(a)         The Existing Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto (the “Credit Agreement”).

(b)          Schedule 2.01 of the Existing Credit Agreement shall be substituted in its entirety with Schedule 2.01 hereof.

SECTION 3. Effect of Amendment.

(a)         As of the Amendment No. 1 Effective Date, (i) each Lender that has executed and delivered a counterpart to this Agreement as a “Revolving Lender” hereby agrees to provide a Revolving Commitment under the Credit Agreement in the amount set forth opposite its name on Schedule 2.01 hereto under the heading “Revolving Commitment” and (ii) the Borrower, the Administrative Agent and the Lenders party hereto agree that the Revolving Commitments in effect under the Existing Credit Agreement immediately prior to the Amendment No. 1 Effective shall be terminated in full and the Revolving Commitments of each Lender party hereto provided as set forth in clause (i) above shall become effective.

(b)         As of the Amendment No. 1 Effective Date, each Letter of Credit issued under the Existing Credit Agreement and outstanding immediately prior to the Amendment No. 1 Effective Date, shall be deemed to have been issued on the Amendment No. 1 Effective Date and shall constitute utilization of the Revolving Commitments (after giving effect to this Amendment No. 1). Each Revolving Lender’s participation in each Letter of Credit shall be automatically adjusted such that, after giving effect to each such adjustment, its percentage of the aggregate outstanding participations in Letters of Credit will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment (after giving effect to this Amendment No. 1).

(c)          On the Amendment No. 1 Effective Date, (i) the Borrower shall pay to the Administrative Agent, for the account of each of the Revolving Lenders immediately prior to the Amendment No. 1 Effective Date, all accrued and unpaid interest, if any, on the Revolving Loans outstanding under the Existing Credit Agreement immediately prior to the Amendment No. 1 Effective Date (the “Existing Revolving Loans”), together with all accrued and unpaid fees under Sections 2.12(a) and (b) of the Existing Credit Agreement and (ii) the Existing Revolving Loans shall be prepaid on the Amendment No. 1 Effective Date from the proceeds of a borrowing of Term Loans under the Credit Agreement (after giving effect to this Amendment No. 1).

(d)        As of the Amendment No. 1 Effective Date, each Lender that has executed and delivered a counterpart to this Agreement as a “Term Lender” hereby agrees to provide a Term Loan Commitment under the Credit Agreement in the amount set forth opposite its name on Schedule 2.01 hereto under the heading “Term Loan Commitment”.

(e)          On the Amendment No. 1 Effective Date, (i) the Borrower shall pay to the Administrative Agent, for the account of each of the Term Lenders immediately prior to the Amendment No. 1 Effective Date, all accrued and unpaid interest on the Term Loans outstanding under the Existing Credit Agreement immediately prior to the Amendment No. 1 Effective Date (the “Existing Term Loans”) and (ii) the Existing Term Loans shall be prepaid on the Amendment No. 1 Effective Date from the proceeds of a borrowing of Term Loans under the Credit Agreement (after giving effect to this Amendment No. 1).

SECTION 4. Representations and Warranties. Each of the Loan Parties represents and warrants to the Lenders and the Administrative Agent on the Amendment No. 1 Effective Date that:

(a)          the execution, delivery and performance of this Amendment is within such Loan Party’s organizational powers and has been duly authorized by all necessary organizational actions and, if required, actions by equity holders, and this Amendment has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b)         the execution and delivery of this Amendment by such Loan Party and the performance by such Loan Party hereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not in any material respect violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon such Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, unless, in the case of this clause (c), such violation, default or creation of payment could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 5. Effectiveness of Amendment No. 1. This Amendment No. 1 shall become effective on the date the following conditions are satisfied (the “Amendment No. 1 Effective Date”):

(a)       Amendment No. 1 Counterparts. The Administrative Agent shall have received executed counterparts to the Amendment No. 1 from each of the Borrower, the Guarantors, each of the Lenders listed on Schedule 2.01 and each of the Issuing Banks.

(b)        Opinion of Counsel to Credit Parties. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment No. 1 Effective Date) of Cooley LLP, legal counsel to the Loan Parties, covering such matters as the Administrative Agent shall reasonably request.

(c)      Corporate Matters. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (jurisdiction of organization only) of the Loan Parties, the authorization of the transactions contemplated by this Amendment and any other legal matters relating to such Loan Parties and the Amendment, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)         Representations and Warranties; No Default. (i) The representations and warranties of each Parent Guarantor and the Borrower set forth in the Credit Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the Amendment No. 1 Effective Date) (except to the extent that any such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date); and (ii) at the time of and immediately after giving effect to the Amendment No. 1 Effective Date, no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate, dated the Amendment No. 1 Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in this Section 5(d).

(e)       Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Ultimate Parent confirming the solvency of the Ultimate Parent and its Subsidiaries on a consolidated basis as of the Amendment No. 1 Effective Date after giving effect to this Amendment.

(f)          Refinancing. The Administrative Agent shall have received (i) a duly completed borrowing request with respect to the Borrowings to made in accordance with Section 3(c) and 3(e) above and (ii) evidence reasonably satisfactory to it that substantially concurrently with the effectiveness of this Amendment No. 1 on the Amendment No. 1 Effective Date all accrued fees and interest referred to in Section 3(c) and 3(e) above shall have been paid.

(g)         KYC; Beneficial Ownership Certification. The Administrative Agent shall have received, at least three (3) days prior to the Amendment No. 1 Effective Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Amendment No. 1 Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the Amendment No. 1 Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Amendment No. 1 Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (g) shall be deemed to be satisfied).

(h)          Fees and Expenses. The Borrower shall have paid to the Administrative Agent all reasonable costs and expenses of the Administrative Agent and the Lenders in connection with this Amendment No. 1, in each case on or prior to the Amendment No. 1 Effective Date, together with all fees (including upfront fees for the account of the Lenders) agreed between the Administrative Agent and the Borrower to be payable on the Amendment No. 1 Effective Date in connection with this Amendment No. 1.

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment No. 1 Effective Date, and such notice shall be conclusive and binding.

SECTION 6. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment No. 1 and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 7. Reaffirmation.

7.1.       Each of the Parent Guarantors and the Borrower (each, a “Reaffirming Party”), on behalf of themselves and the Subsidiary Guarantors, hereby (a) affirms and confirms its guarantees, pledges, grants of Liens, covenants, agreements and other commitments under the Loan Documents to which it is a party and (b) agrees that all guarantees, pledges, grants of Liens, covenants, agreements and other commitments under the Loan Documents and all Liens granted under the Collateral Documents shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties and shall not be impaired or discharged hereby or by the transactions contemplated hereby.

7.2.        The representations and warranties of each Reaffirming Party set forth in the Loan Documents to which it is a party are, after giving effect to hereto, true and correct in all material respects on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date; provided, that, to the extent that any such representations and warranties are qualified by materiality, material adverse effect or similar language, such representations and warranties shall be true and correct in all respects.

7.3.        After giving effect hereto, neither the amendment of the Existing Credit Agreement effected pursuant hereto nor the execution, delivery, performance or effectiveness of this Amendment No. 1, (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Secured Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

7.4.         This Amendment No. 1 is a Loan Document.

7.5.      This Amendment No. 1 shall not constitute a novation of the Existing Credit Agreement or any other Loan Document.

SECTION 8. Applicable Law; Waiver of Jury Trial. This Amendment No. 1 shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Sections 9.09 and 9.10 of the Existing Credit Agreement are incorporated herein by reference mutatis mutandis.

SECTION 9. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment No. 1 and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment No. 1.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first written above.
GRINDR CAPITAL LLC,
as the Borrower

By:	/s/ George Arison
	Name:	George Arison
	Title:	Chief Executive Officer

GRINDR INC. GRINDR GROUP LLC GRINDR GAP LLC,
as the Parent Guarantors

By:	/s/ George Arison
	Name:	George Arison
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Revolving Lender, Term Lender and Issuing Bank

By:	/s/ Elizabeth O’Conor
	Name:	Elizabeth O’Conor
	Title:	Authorized Officer

[Signature Page to Amendment No. 1 to Credit Agreement]

Bank of America, N.A.,
as a Revolving Lender, Term Lender and LC Issuing Bank

By:	/s/ Mitch Trott
	Name:	Mitch Trott
	Title:	Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

Citizens Bank, N.A.,
as a Revolving Lender, Term Lender, and Issuing Bank

By:	/s/ Matthew Hatley
	Name:	Matthew Hatley
	Title:	Director

[Signature Page to Amendment No. 1 to Credit Agreement]

FIRST-CITIZENS BANK & TRUST COMPANY,
as a Revolving Lender, Term Lender, and Issuing Bank

By:	/s/ Kelly Schramm
	Name:	Kelly Schramm
	Title:	Managing Director

[Signature Page to Amendment No. 1 to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION
as a Revolving Lender, Term Lender, and Issuing Bank

By:	/s/ Andrew Yochem
	Name:	Andrew Yochem
	Title:	Duly Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Revolving Lender, Term Lender, and Issuing Bank

By:	/s/ Andrew W. Hietala
	Name:	Andrew W. Hietala
	Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Revolving Lender. Term Lender. and lssuing Bank

By:	/s/ BRIAN SEIPKE
	Name:	BRIAN SEIPKE
	Title:	SENIOR VICE PRESIDENT

[Signature Page to Amendment No. 1 to Credit Agreement]

EXHIBIT A

MARKED VERSION REFLECTING CHANGES
PURSUANT TO AMENDMENT NO. 1 TO CREDIT AGREEMENT
ADDED TEXT SHOWN UNDERSCORED
DELETED TEXT SHOWN ~~STRIKETHROUGH~~

Execution Version

CREDIT AGREEMENT

dated as of

November 28, 2023,
and as amended by Amendment No. 1 on December 16, 2025

among

GRINDR CAPITAL LLC,
as Borrower,

GRINDR INC.,
GRINDR GROUP LLC and
GRINDR GAP LLC,
as Parent Guarantors,

the Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
CITIZENS BANK ~~OF AMERICA~~, N.A.,
~~CITIZENS~~ BANK OF AMERICA, N.A. ~~and~~,
WELLS FARGO SECURITIES LLC,
SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY,
CAPITAL ONE, N.A., and
U.S. BANK NATIONAL ASSOCIATION
as Joint Bookrunners ~~and~~, Joint Lead Arrangers and Co-Syndication Agents

Page

ARTICLE I Definitions		1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	43
SECTION 1.03.	Terms Generally	~~41~~43
SECTION 1.04.	Accounting Terms; GAAP	~~41~~44
SECTION 1.05.	Status of Obligations	~~42~~44
SECTION 1.06.	Interest Rates; Benchmark Notification	~~42~~44
SECTION 1.07.	Divisions	~~42~~44
SECTION 1.08.	Letter of Credit Amounts	~~43~~45
SECTION 1.09.	Limited Condition Acquisitions	~~43~~45
SECTION 1.10.	Certain Determinations.	~~44~~46

ARTICLE II The Credits		~~44~~46

SECTION 2.01.	Commitments	~~44~~46
SECTION 2.02.	Loans and Borrowings	~~44~~46
SECTION 2.03.	Requests for Borrowings	~~45~~47
SECTION 2.04.	[Reserved]	48
SECTION 2.05.	Swingline Loans	~~46~~48
SECTION 2.06.	Letters of Credit	~~47~~49
SECTION 2.07.	Funding of Borrowings	~~52~~54
SECTION 2.08.	Interest Elections	~~52~~55
SECTION 2.09.	Termination and Reduction of Commitments	~~53~~56
SECTION 2.10.	Repayment and Amortization of Loans; Evidence of Debt	~~54~~57
SECTION 2.11.	Prepayment of Loans	~~55~~58
SECTION 2.12.	Fees	~~55~~58
SECTION 2.13.	Interest	~~56~~59
SECTION 2.14.	Alternate Rate of Interest	~~57~~60
SECTION 2.15.	Increased Costs	~~59~~62
SECTION 2.16.	Break Funding Payments	~~61~~64
SECTION 2.17.	Taxes	~~61~~65
SECTION 2.18.	Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs	~~61~~68
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~66~~69
SECTION 2.20.	Judgment Currency	~~67~~71
SECTION 2.21.	Defaulting Lenders	~~68~~71
SECTION 2.22.	Expansion Option	~~70~~74

ARTICLE III Representations and Warranties		~~71~~75

SECTION 3.01.	Organization; Powers; Subsidiaries	~~72~~75
SECTION 3.02.	Authorization; Enforceability	~~72~~75
SECTION 3.03.	Governmental Approvals; No Conflicts	~~72~~76

i

(continued)

Page

SECTION 3.04.	Financial Condition; No Material Adverse Effect	~~72~~76
SECTION 3.05.	Properties	~~73~~76
SECTION 3.06.	Litigation, Environmental and Labor Matters	~~73~~76
SECTION 3.07.	Compliance with Laws and Agreements	~~74~~77
SECTION 3.08.	Investment Company Status	~~74~~77
SECTION 3.09.	Taxes	~~74~~77
SECTION 3.10.	ERISA	~~74~~77
SECTION 3.11.	Disclosure	~~74~~77
SECTION 3.12.	Federal Reserve Regulations	~~74~~78
SECTION 3.13.	Liens	~~74~~78
SECTION 3.14.	No Default	~~74~~78
SECTION 3.15.	No Burdensome Restrictions	~~74~~78
SECTION 3.16.	Solvency	~~75~~78
SECTION 3.17.	Insurance	~~75~~78
SECTION 3.18.	Security Interest in Collateral	~~75~~78
SECTION 3.19.	Anti-Corruption Laws and Sanctions	~~75~~79
SECTION 3.20.	Affected Financial Institutions	~~75~~79
SECTION 3.21.	Data Privacy and Security.	~~75~~79

ARTICLE IV Conditions		~~76~~80

SECTION 4.01.	Effective Date	~~76~~80
SECTION 4.02.	Each Credit Event	~~78~~81

ARTICLE V Affirmative Covenants		~~78~~82

SECTION 5.01.	Financial Statements and Other Information	~~78~~82
SECTION 5.02.	Notices of Material Events	~~80~~83
SECTION 5.03.	Existence; Conduct of Business	~~80~~84
SECTION 5.04.	Payment of Obligations	~~80~~84
SECTION 5.05.	Maintenance of Properties; Insurance	~~80~~84
SECTION 5.06.	Books and Records; Inspection Rights	~~81~~85
SECTION 5.07.	Compliance with Laws and Material Contractual Obligations	~~81~~85
SECTION 5.08.	Use of Proceeds	~~81~~85
SECTION 5.09.	Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances	~~82~~86
SECTION 5.10.	Post Effective Date Actions.	~~83~~86

ARTICLE VI Negative Covenants		~~83~~87

SECTION 6.01.	Indebtedness	~~83~~87
SECTION 6.02.	Liens	~~86~~90
SECTION 6.03.	Fundamental Changes and Asset Sales	~~88~~92
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	~~90~~94
SECTION 6.05.	Swap Agreements	~~92~~96
SECTION 6.06.	Transactions with Affiliates	~~92~~96
SECTION 6.07.	Restricted Payments	~~92~~96

ii

(continued)

Page

SECTION 6.08.	Restrictive Agreements	~~93~~98
SECTION 6.09.	Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents	~~94~~98

SECTION 6.10.	Sale and Leaseback Transactions	~~95~~99
SECTION 6.11.	Financial Covenants	~~95~~99
SECTION 6.12.	Amendments to Organizational Agreements	~~95~~100

ARTICLE VII Events of Default		~~95~~100

ARTICLE VIII The Administrative Agent		~~98~~103

SECTION 8.01.	Authorization and Action	~~98~~103
SECTION 8.02.	Administrative Agent’s Reliance, Limitation of Liability, Etc.	~~101~~105
SECTION 8.03.	Posting of Communications	~~102~~107
SECTION 8.04.	The Administrative Agent Individually	~~103~~108
SECTION 8.05.	Successor Administrative Agent	~~103~~108
SECTION 8.06.	Acknowledgements of Lenders and Issuing Banks	~~104~~109
SECTION 8.07.	Collateral Matters	~~106~~111
SECTION 8.08.	Credit Bidding	~~107~~113
SECTION 8.09.	Certain ERISA Matters	~~108~~113

ARTICLE IX Miscellaneous		~~109~~116

SECTION 9.01.	Notices	~~109~~118
SECTION 9.02.	Waivers; Amendments	~~111~~121
SECTION 9.03.	Expenses; Limitation of Liability; Indemnity; Etc.	~~114~~122
SECTION 9.04.	Successors and Assigns	~~115~~122
SECTION 9.05.	Survival	~~119~~126
SECTION 9.06.	Counterparts; Integration; Electronic Execution; Effectiveness	~~119~~126
SECTION 9.07.	Severability	~~120~~127
SECTION 9.08.	Right of Setoff	~~120~~127
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~121~~128
SECTION 9.10.	WAIVER OF JURY TRIAL	~~121~~128
SECTION 9.11.	Headings	~~122~~129
SECTION 9.12.	Confidentiality	~~122~~129
SECTION 9.13.	USA PATRIOT Act	~~123~~130
SECTION 9.14.	Releases of Guarantors and Collateral	~~123~~130
SECTION 9.15.	Appointment for Perfection	~~124~~131
SECTION 9.16.	Interest Rate Limitation	~~124~~131
SECTION 9.17.	No Fiduciary Duty, Etc.	~~124~~132
SECTION 9.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~125~~132
SECTION 9.19.	Acknowledgement Regarding Any Supported QFCs	~~126~~133

iii

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Disclosed Matters
Schedule 5.10 – Post-Closing Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule A – Existing Warrants

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B-1 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit B-2 – Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit B-3 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit B-4 – Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit C – Form of Increasing Lender Supplement
Exhibit D – Form of Augmenting Lender Supplement
Exhibit E-1 – Form of Borrowing Request
Exhibit E-2 – Form of Interest Election Request

i

CREDIT AGREEMENT (this “Agreement”) dated as of November 28, 2023 among GRINDR CAPITAL LLC, a Delaware limited liability company (the “Borrower”), GRINDR INC., a Delaware corporation (“Ultimate Parent”), GRINDR GROUP LLC, a Delaware limited liability company (“Intermediate Parent”) and GRINDR GAP LLC, a Delaware limited liability company (“Holdings” and, together with Ultimate Parent and Intermediate Parent, the “Parent Guarantors”), the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Lenders and Issuing Banks have agreed to extend certain credit facilities to the Borrower on the Effective Date, consisting of up to $300,000,000 aggregate principal amount of Term Loans to be made on the Effective Date (the “Initial Term Loans”) and up to $50,000,000 aggregate principal amount of Revolving Commitments to be established on the Effective Date (the “Initial Revolving Commitments”);

WHEREAS, the Lenders and Issuing Banks have agreed to extend certain credit facilities to the Borrower on the Amendment No. 1 Effective Date, consisting of $400,000,000 in aggregate principal amount of Term Loans to be made on the Amendment No. 1 Effective Date and $200,000,000 in aggregate principal amount of Revolving Commitments to be established on the Amendment No. 1 Effective Date;

WHEREAS, the proceeds of the Term Loans and Revolving Commitments established on the Amendment No. 1 Effective Date shall be used (i) on the Amendment No. 1 Effective Date to (x) refinance the Initial Term Loans in full, repay all outstanding borrowings under the Initial Revolving Commitments and terminate the Initial Revolving Commitments in full, and (y) to pay fees and expenses in connection with the transactions to be consummated on the Amendment No. 1 Effective Date (the “Amendment No. 1 Refinancing”), and (ii) on and after the Amendment No. 1 Effective Date for general corporate purposes and for any other use not prohibited by the Loan Documents (the establishment of the Term Loans and Revolving Commitments on the Amendment No. 1 Effective Date and the consummation of the Amendment No. 1 Refinancing are referred to collectively herein as the “Amendment No. 1 Transactions”));

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.   Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR” means, with respect to any Term Benchmark Borrowing for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period, plus (b) 0.10%; provided that, if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder (or its permitted successors).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. 1” means that certain Amendment No. 1, dated as of the Amendment No. 1 Effective Date, among each of the Loan Parties, each of the Lenders and Issuing Banks party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means December 16, 2025.

“Amendment No. 1 Transactions” has the meaning assigned to such term in the recitals hereto.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Ultimate Parent or any of its Subsidiaries from time to time concerning or relating to bribery, corruption, money-laundering, or any financial record keeping (including the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended).

“Applicable LC Sublimit” means (i) initially, with respect to ~~JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank under this Agreement, $15,000,000, respectively~~each Issuing Bank, the amount set forth opposite its name on Schedule 2.01 under the heading “Applicable LC Sublimit”, and (ii) with respect to any other Person that becomes an Issuing Bank pursuant to the terms of this Agreement, such amount as agreed to in writing by the Borrower, the Administrative Agent and such Person at the time such Person becomes an Issuing Bank pursuant to the terms of this Agreement, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Borrower, the Administrative Agent and the Issuing Banks (provided that any increase in the Applicable LC Sublimit with respect to any Issuing Bank shall only require the consent of the Borrower and such Issuing Bank).

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c). “Applicable Percentage” means, with respect to any Lender, (a) with respect to
Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge by the Borrower or any Domestic Subsidiary of its voting Equity Interests in a Foreign Subsidiary.

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, RFR Loan, any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Spread”, “RFR Spread”, “ABR Spread”, or “Commitment Fee Rate”, as the case may be, based upon the Total Net Leverage Ratio applicable on such date:

Pricing Level	Total Net Leverage Ratio	Commitment Fee	Applicable Rate for Term Benchmark Loans / RFR Loans	Applicable Margin for ABR Loans

Level I	≥ 3.25 to 1.00	0.50%	3.25%	2.25%
Level II	≥ 2.25 to 1.00 but < 3.25 to 1.00	0.375%	3.00%	2.00%
Level III	< 2.25 to 1.00	0.375%	2.75%	1.75%

For purposes of the foregoing,

(i)          if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Level I shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Level shall be determined in accordance with the table above as applicable;

(ii)         adjustments, if any, to the Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)        notwithstanding the foregoing, Level ~~II~~III shall be deemed to be applicable until the Administrative Agent’s receipt of the Financials for Ultimate Parent’s first full fiscal quarter ending after the Amendment No. 1 Effective Date and adjustments to the Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.10(a).

“Approved  Electronic  Platform”  has  the  meaning  assigned  to  such  term  in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means each of JPMorgan Chase Bank, N.A., Citizens Bank, N.A., Bank of America, N.A., ~~Citizens~~Wells Fargo Bank, N.A. ~~and Silicon Valley Bank, a division of~~, First Citizens Bank & Trust Company, Capital One, N.A. and U.S. Bank National Association, in its capacity as a joint bookrunner ~~and~~, joint lead arranger and co-syndication agent hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.22.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of: (i) the Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to Ultimate Parent or any Subsidiary by any Lender or any of its Affiliates (or was a Lender or an Affiliate of a Lender at the time of providing such services): (a) credit cards for commercial customers (including commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by Ultimate Parent or any Subsidiary in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, (i) with respect to any Term Benchmark Loan, Term SOFR and (ii) with respect to any RFR Loan, Daily Simple SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          Adjusted Daily Simple SOFR;

(2)          the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph. “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit E-1 or any other form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to RFR Loans or Term Benchmark Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan or Term Benchmark Loan, or any other dealings of such RFR Loan or Term Benchmark Loan, any such day shall be a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that for purposes of this definition, GAAP shot give effect to FASB ASU 2016-02 in accordance with Section 1.04 hereof.

“Change in Control” means an event or series of events by which: (a) any Person or group (including any Person or group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than any combination of Permitted Holders becomes the beneficial owner, directly or indirectly, of 50% or more of the aggregate Voting Stock of Ultimate Parent on a fully diluted basis, or (b) Ultimate Parent ceases to own and control, either directly or indirectly through the other Parent Guarantors or one or more Subsidiary Guarantors, 100% of the economic and voting Equity Interests of the Borrower on a fully diluted basis.

For purposes of this definition, (i) the phrase “beneficial ownership” and words of similar import shall have the meanings set forth in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase “Person or group” to in clause (a) is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excludes any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) in the event that any Person or group referred to include in clause (a) above includes one or more of the Permitted Holders (either directly or indirectly), the Voting Stock owned by such Permitted Holders shall not be treated as being owned by such Person or group for purposes of determining whether clause  (a) of above is triggered.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans, (b) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular Class of Loans or Commitments and (c) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments or Term Loan Commitments.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or be intended to become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents to secure the Secured Obligations, other than the Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by Ultimate Parent or any of its Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, (a) the Revolving Commitments and the Term Loan Commitments and (b) with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to Section 8.03, including through an Approved Electronic Platform.

“Competitor” has the meaning assigned to such term in the definition of “Disqualified
Lender”.

“Consolidated Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset (other than a Permitted Acquisition and similar investments permitted under Section 6.04 hereof) which would be classified as a fixed or capital asset on a consolidated balance sheet of Ultimate Parent and its Subsidiaries prepared in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with reference to any period, the Consolidated Interest Expense of Ultimate Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding any portion of Consolidated Interest Expense not paid or payable in cash during such period.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus,

(a)          without duplication and to the extent deducted (other than with respect to clause (ix) below) in determining Consolidated Net Income for such period,

(i)  Consolidated Interest Expense,

(ii)                       the provision for federal, state, local and foreign income taxes paid or accrued, including any franchise taxes or other taxes based on income, profits or capital (including in respect of repatriated funds) and all other taxes that are included in the provision for income tax line item on the applicable consolidated income statement,

(iii)                       depreciation,

(iv)                       amortization,

(v)                        extraordinary or non-recurring cash expenses or losses,

(vi)                       non-cash charges, expenses or losses,

(vii)                     fees, costs and expenses (including any premiums, fees or expenses of financial, accounting, legal or other advisors) paid in connection with the financing transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the fees, expenses and premiums with respect to the Transactions and the Effective Date Refinancing) and any amendment, modification or refinancing thereof from time to time,

(viii)                   cash restructuring, integration, relocation, several and other business optimization charges, expenses or losses and any accruals or reserves thereof; provided that in no event shall the aggregate amount added back pursuant to this clause (viii) together with the aggregate amounts added back pursuant to clauses (ix), (x), (xii) or (xiii)(B) below, exceed 25% of Consolidated EBITDA for the Reference Period ending on any date of determination (calculated prior to giving effect to the add-back of any item pursuant to this clause (viii) or clauses (ix), (x), (xii) or (xiii)(B)),

(ix)                      pro forma “run rate” cost savings, operating expense reductions, other operating improvements and initiatives and cost synergies related to acquisitions, other investments, dispositions operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions that are reasonably identifiable, factually supportable and projected in good faith (as certified by a Financial Officer) to be realized within twelve (12) months thereafter and net of any benefits actually realized in that period and any benefits no longer expected by Ultimate Parent to be achievable (provided that such netting shall apply to current periods only and not to any prior periods); provided that in no event shall the aggregate amount added back pursuant to this clause (ix) together with the aggregate amounts added back pursuant to clause (viii) above or clauses (x), (xii) or (xiii)(B) below, exceed 25% of Consolidated EBITDA for the Reference Period ending on any date of determination (calculated prior to giving effect to the add-back of any item pursuant to this clause (ix), clause (viii) above or clauses (x), (xii) or (xiii)(B) below),

(x)                     cash integration costs in connection with Permitted Acquisitions; provided that in no event shall the aggregate amount added back pursuant to this clause (x) together with the aggregate amounts added back pursuant to clauses (viii) or (ix) above or clauses (xii) or (xiii)(B) below, exceed 25% of Consolidated EBITDA for the Reference Period ending on any date of determination (calculated prior to giving effect to the add-back of any item pursuant to this clause (x) or clauses (viii) or (ix) above or clauses (xii) or (xiii)(B) below),

(xi)                  one-time transaction fees, costs and expenses incurred in connection with any proposed or actual acquisitions, investments, asset sales and dispositions, issuances of Indebtedness (including any amendment, modification or refinancing thereof) and issuances of Equity Interests by Ultimate Parent or its Subsidiaries, in each case, whether or not successfully consummated,

(xii)                any charges, expenses or losses outside of the ordinary course of business related to legal settlements, legal proceedings, investigations, regulatory matters, fines, judgments and orders; provided that in no event shall the aggregate amount added back pursuant to this clause (xii) together with the aggregate amounts added back pursuant to clauses (viii), (ix) or (x) above or clause (xiii)(B) below, exceed 25% of Consolidated EBITDA for the Reference Period ending on any date of determination (calculated prior to giving effect to the add-back of any item pursuant to this clause (xii) or clauses (viii), (ix) or (x) above or clause (xiii)(B) below),

(xiii)                    (A) costs, expenses and fees associated with compliance with the requirements of Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other public company costs (including, without limitation, expenses, fees and other charges from advisors, auditors, and legal counsel), and (B) other adjustments that determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency); provided that in no event shall the aggregate amount added back pursuant to this clause (xiii)(B) together with the aggregate amounts added back pursuant to clauses (viii), (ix), (x) or (xii) above, exceed 25% of Consolidated EBITDA for the Reference Period ending on any date of determination (calculated prior to giving effect to the add-back of any item pursuant to this clause (xiii)(B) or clauses (viii), (ix), (x) or (xii) above),

(xiv)                  expenses associated with any loss from the early extinguishment of Indebtedness or of any swaps, warrants and expenses associated with the equity component of, and any mark-to-market losses with respect to convertible notes, warrants and similar instruments,

(xv)                 any net loss incurred in such period from foreign currency exchanges, conversions, translations and/or related contracts;

(xvi)               (A) any charges, expenses, accruals and reserves pursuant to or in connection with any equity plan, deferred compensation plan, long-term incentive plan, severance agreement, stock option plan, any stock subscription, shareholder agreement or any other management or employee benefit plan or agreement (including any charges, expenses, accruals and reserves arising from the grants of stock or other rights and the rollover, acceleration, settlement or payout of such awards or grants) and (B) any management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities, fees and expenses accrued or paid in cash during such period, to the extent permitted under this Agreement;

(xvii)              fees, costs and expenses to the extent covered by indemnification provisions in any agreement or otherwise reimbursable by a third party and actually reimbursed, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xvii),

(xviii)                  any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation), and

(xix)                 other add-backs and adjustments reflected in the “quality of earnings” report relating to a Material Acquisition, prepared by a “Big Four” independent public accountant firm and provided to the Administrative Agent, in amounts not exceeding those identified in the relevant “quality of earnings” report; minus

(b)          without duplication and to the extent included in Consolidated Net Income for such period,

(i)                         income tax credits and refunds (to the extent not netted from tax expense),

(ii)                      any cash payments made during such period in respect of items described in clause (vi) above subsequent to the fiscal quarter in which the relevant non-cash charges, expenses or losses were incurred and

(iii)                       extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business,

in each case, all calculated for Ultimate Parent and its Subsidiaries in accordance with GAAP on a consolidated basis.

The parties hereto agree that (i) Consolidated EBITDA for the fiscal quarter ending on December 31, 2022 shall be deemed to be $19,521,000, (ii) Consolidated EBITDA for the fiscal quarter ending on March 31, 2023 shall be deemed to be $22,000,000, (iii) Consolidated EBITDA for the fiscal quarter ending on June 30, 2023 shall be deemed to be $27,000,000, and (iv) Consolidated EBITDA for the fiscal quarter ending on September 30, 2023 shall be deemed to be $33,000,000; provided that the foregoing dollar amounts may be adjusted in accordance with the immediately succeeding sentence.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period, Ultimate Parent or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period, Ultimate Parent or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including interest expense attributable to Capital Lease Obligations in accordance with GAAP) of Ultimate Parent and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of Ultimate Parent and its Subsidiaries allocable to such period in accordance with GAAP. In the event that Ultimate Parent or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Ultimate Parent and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded (i) any income (or loss) of any Person other than Ultimate Parent or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to Ultimate Parent or any Subsidiary of Ultimate Parent and (ii) the effects of adjustments relating to purchase accounting, or the allocation of the purchase price, paid in acquisitions.

“Consolidated Tangible Assets” means, as of any date of determination thereof, Consolidated Total Assets minus the Intangible Assets of Ultimate Parent and its Subsidiaries on such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Ultimate Parent and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of Ultimate Parent and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of (i) third-party Indebtedness for borrowed money, (ii), third-party Indebtedness evidenced by bonds, debentures, notes or similar instruments, (iii) Capital Lease Obligations, (iv) drawn but unreimbursed obligations under letters of credit, letters of guaranty and bankers’ acceptances (to the extent not cash collateralized), (vi) Guarantees in respect of the foregoing obligations (without duplication).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Data Protections Laws” means any applicable laws relating to the processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; and (iii) the terms of any agreements to which each of Ultimate Parent and its Subsidiaries is bound relating to the processing of Personal Information.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Capital Stock” means any Equity Interest which by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable)(i) matures or is mandatorily redeemable by the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof are subject to the prior repayment in full of the Obligations and termination of all Commitments hereunder (other than contingent indemnification obligations for which demand has not been made), (ii) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof are subject to the prior repayment in full of the Obligations and termination of all Commitments hereunder and other than solely for Equity Interests which are not otherwise Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests), in whole or in part, (iii) is secured by the assets of any Loan Party, (iv) provides for scheduled payments or dividends in cash (other than Permitted Tax Payments to the extent permitted hereunder), or (v) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date; provided, notwithstanding anything to the contrary herein, any Equity Interests issued pursuant to a plan for the benefit of employees of Ultimate Parent or its Subsidiaries, such Equity Interests shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Ultimate Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. For the avoidance of doubt, the Existing Warrants do not constitute Disqualified Capital Stock.

“Disqualified Lender” means (a) such Persons that have been specified in writing to the Administrative Agent by the Borrower on or prior to the date hereof as being “Disqualified Lenders,” (b) competitors of Ultimate Parent or any of its Subsidiaries that are in the same or a similar line of business and, in each case, identified in writing by the Borrower to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, or such other address provided by the Administrative Agent from time to time (each such entity, a “Competitor”) and (c) Affiliates of Persons described in clauses (a) or (b) to the extent such Affiliates are readily identifiable (solely on the basis of the similarity of such Affiliate’s name to the name of an entity so identified in writing) or otherwise identified by the Borrower to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, and to the extent such Affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit and securities in the ordinary course of business with appropriate information barriers in place; provided that no such updates to the list of Disqualified Lenders (i) shall be deemed effective until the date that is three (3) Business Days after written notice thereof is received by the Administrative Agent and (ii) shall not have retroactive effect on any prior assignment or participation to any Lender permitted hereunder at the time of such assignment or participation.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Refinancing” means the repayment in full of all amounts outstanding under the Existing Credit Agreement, the termination of all commitments thereunder and the termination and/or release of all security interests and guarantees in connection therewith.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, protection of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Ultimate Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person , and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities (including Permitted Convertible Indebtedness) convertible or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” has the meaning assigned to such term in Section 6.02(h).

“Excluded Assets” means the collective reference to (a) all Equity Interests in excess of the Applicable Pledge Percentage in any Foreign Subsidiary that is a Pledge Subsidiary, (b) any Equity Interests in any Foreign Subsidiary which is not a Pledge Subsidiary, (c) any Equity Interests in any Domestic Subsidiary which is not a Pledge Subsidiary, (d) all real property of Ultimate Parent or any Subsidiary, (e) rights in any property to the extent that and only for as long as the grant of a security interest in such property (i) is prohibited by any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority applicable to or binding upon any Loan Party, or (ii) constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any lease, license, purchase money security interest, capital lease, or agreement (other than to the extent that the provisions of any such lease, license or agreement are ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction to prevent the attachment of the security interest granted under the Collateral Documents), (f) property and assets owned by any Loan Party in which a Lien may not be granted without governmental approval or consent (but only for so long as the applicable Loan Party has not obtained such approval or consents), (g) any intent-to-use Trademark application prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, but only to the extent, if any, and solely during the period, if any, in which, the granting of a security interest therein would impair the validity or enforceability of any registration issuing from such application under applicable law, (h) motor vehicles and other assets subject to certificates of title to the extent that a lien therein cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Loan Parties, (i) any property (other than, for the avoidance of doubt, Equity Interests in a Pledge Subsidiary that is a First Tier Foreign Subsidiary) located in any jurisdiction outside the United States, (j) deposit accounts used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, which accounts are funded only in the ordinary course of business, pension fund accounts, 401(k) accounts, tax withholding accounts and trust accounts, and escrow or other fiduciary accounts maintained for the benefit of Persons who are not Loan Parties or any Affiliate of a Loan Party, (k) any Equity Interests in any Person (other than the Loan Parties) that is not wholly-owned by any Loan Party or any combination of Loan Parties to the extent the organization documents of such Person prohibits or requires the consent of any Person other than a Loan Party which has not been obtained as a condition to the creation by such Loan Party of a Lien on any right, title or interest in such Equity Interests but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, (l) Excluded Accounts and (m) such other assets as may be reasonably agreed by the Administrative Agent in writing to the extent the Borrower and the Administrative Agent determine that the cost of creating or perfecting a security interest in such assets is too burdensome or excessive in relation to the value of the security interest to be afforded thereby. Notwithstanding the foregoing and for the avoidance of doubt, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements are themselves described in the foregoing clauses (a) through (m)).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)          Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b)          Taxes attributable to such Recipient’s failure to comply with Section 2.17(f);

(c)         in the case of a Lender, U.S. Federal withholding Taxes resulting from any law in effect on the date on which (i) such Lender acquires its applicable ownership interest in the Loan or Commitment (other than a Lender acquiring its applicable ownership interest pursuant to Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a Lender with respect to its applicable ownership interest in the Loan or Commitment or to such Lender immediately before it changed its lending office; and

(d)          any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit and Guaranty Agreement dated as of June 10, 2020, among the Borrower, Holdings, the other guarantors party thereto, the lenders party thereto and Fortress Credit Corp., as administrative agent and as collateral agent.

“Existing L/Cs” has the meaning assigned to such term in Section 6.02(h).

“Existing Warrants” means the warrants set forth in Schedule A to this Agreement, issued by Ultimate Parent to certain holders of Equity Interests of Ultimate Parent prior to the Effective Date (including any additional or replacement warrants issuable thereunder in accordance with the warrant documentation in effect on the Effective Date).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of Ultimate Parent or the Borrower, as applicable.

“Financials” means the annual or quarterly financial statements, and accompanying certificates, of Ultimate Parent and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any Loan Party or any Domestic Subsidiary directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixed Amounts” has the meaning assigned to such term in Section 1.10(b).

“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) (1) Consolidated EBITDA of Ultimate Parent and its Subsidiaries for such period minus (2) the aggregate amount actually paid by Ultimate Parent and its Subsidiaries during such period on account of Unfinanced Capital Expenditures (excluding any capitalized software development costs to the extent not added back to Consolidated EBITDA during such period) minus (3) payments for taxes made in cash by Ultimate Parent or its Subsidiaries during such period (excluding items eliminated in consolidation), minus (4) Restricted Payments made in cash (excluding Restricted Payments made under clauses (k) and (m) under Section 6.07, but including (without duplication) Permitted Tax Payments made in cash) during such period, in each case calculated on a consolidated basis and, to the extent applicable, in accordance with GAAP to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, the sum (without duplication) of: (i) Consolidated Cash Interest Expense for such period, (ii) scheduled principal payments made during such period on account of principal of Indebtedness of Ultimate Parent or any Subsidiary, and (iii) Capital Lease Obligation payments for such period, all calculated on a consolidated basis and in accordance with GAAP as provided herein; provided that, with respect to the Reference Periods ending on the last day of each of the first four fiscal quarters of Ultimate Parent ending after the Effective Date, Fixed Charges for the relevant Reference Period shall be deemed to equal (x) Fixed Charges for the period from the Effective Date to the end of such quarter times (y) a fraction, the numerator of which is the number of days in the relevant Reference Period and the denominator of which is the number of days in such Reference Period subsequent to the Effective Date.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Adjusted Term SOFR and Adjusted Daily Simple SOFR. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR and Adjusted Daily Simple SOFR shall be zero.

“Foreign Plan” means any employee benefit plan, program or agreement sponsored or maintained by any Loan Party or any Subsidiary thereof with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable laws).

“Foreign Subsidiary” means any Subsidiary (a) which is not a Domestic Subsidiary or (b) substantially all of the assets of which (directly or through one or more entities treated as disregarded for U.S. federal income tax purposes) consist of Equity Interests of (or Equity Interests of and Indebtedness owed or treated as owed by) one or more entities otherwise described in this definition.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Parent Guarantor and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the introductory paragraph.

“Increasing Lender” has the meaning assigned to such term in Section 2.22.

“Incremental Cap” has the meaning assigned to such term in Section 2.22.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.22.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.22.

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.10(b). “Indebtedness” of any Person means, without duplication, (a) all obligations of such

Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person upon which interest charges are paid, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (1) current accounts payable, accrued customer rebates payable, accrued salaries, vacation and other employee benefits (including without limitation liability classified awards relating to stock-based compensation obligations), in each case incurred in the ordinary course of business and (2) earnouts, deferred purchase price obligations, milestone payments, holdbacks, purchase price adjustments and/or similar obligations, until such obligations become a liability on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if such Indebtedness has not been assumed, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such Indebtedness and (2) the book value of such Person’s Property securing such Indebtedness, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on behalf of any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Term Loans” has the meaning assigned to such term in the recitals hereto.

“Initial Revolving Commitments” has the meaning assigned to such term in the recitals hereto.

“Intangible Assets” means, as of any date of determination thereof, the aggregate amount, for Ultimate Parent and its Subsidiaries on a consolidated basis, of all assets as of such date classified as intangible assets under GAAP, including customer lists, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit E-2 or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no numerically corresponding day in such month, then the last of such month) and the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender and the Administrative Agent, such other duration) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” has the meaning assigned to such term in the introductory paragraph.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and each other Lender designated by the Borrower as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto, and, further, references herein to “the Issuing Bank” shall be deemed to refer to each of the Issuing Banks or the relevant Issuing Bank, as the context requires.

“IT Systems” has the meaning assigned to such term in Section 3.21.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Junior Indebtedness” means (a) Subordinated Indebtedness, (b) unsecured Indebtedness for borrowed money (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Equity Interests), and (c) Indebtedness secured by a Lien on the Collateral that is junior to the Lien securing the Obligations (excluding, for the avoidance of doubt, permitted Indebtedness with respect to Capital Leases and purchase money Indebtedness).

“Junior Indebtedness Documents” means any document, agreement, note, bond, debenture or instrument evidencing any Junior Indebtedness or entered into in connection with any Junior Indebtedness.

“Latest Maturity Date” means, as of any date of determination, the latest maturity date of the then outstanding Term Loans and Revolving Commitments.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the relevant Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LCA Election” has the meaning assigned to such term in Section 1.09.

“LCA Test Date” has the meaning assigned to such term in Section 1.09.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.22 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition, the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing.

“Liquidity” means at any time the lesser of (i) $100,000,000 and (ii) the aggregate amount of unrestricted and unencumbered (other than Liens securing the Secured Obligations and Liens permitted under Section 6.02(h) or Section 6.02(i)) cash and Permitted Investments maintained by Ultimate Parent and its Subsidiaries as of such date.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(f) of this Agreement, any Letter of Credit applications, any Letter of Credit Agreement, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“LTM EBITDA” means as of any date of determination, an amount determined for Ultimate Parent and its Subsidiaries on a consolidated basis equal to Consolidated EBITDA for Ultimate Parent and its Subsidiaries for the most recently ended four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01.

“Management Investors” means members of the board of directors or similar governing body, officers, and employees of Ultimate Parent and/or its Subsidiaries on or prior to the Effective Date who are (directly or indirectly through one or more investment vehicles) investors in Ultimate Parent (or any direct or indirect parent of Ultimate Parent).

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by Ultimate Parent and its Subsidiaries in excess of $40,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Ultimate Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under this Agreement and the other Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) yields gross proceeds to Ultimate Parent or any of its Subsidiaries in excess of $40,000,000.

“Material Domestic Subsidiary” means (a) each Domestic Subsidiary of Ultimate Parent (i) which, as of the most recent fiscal quarter of Ultimate Parent, for the period of four consecutive fiscal quarters then ended, for which Financials have been delivered pursuant to Section 5.01, contributed greater than 5.0% of the Consolidated EBITDA of Ultimate Parent and its Subsidiaries for such period, (ii) which contributed greater than 5.0% of the Consolidated Total Assets of Ultimate Parent and its Subsidiaries as of such date; provided that, if at any time the aggregate amount of the Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries of Ultimate Parent that are not Material Domestic Subsidiaries exceeds 10.0% of the Consolidated EBITDA for Ultimate Parent and its Subsidiaries for any such period or 10.0% of the Consolidated Total Assets of Ultimate Parent and its Subsidiaries as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) Business Days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries, (iii) which owns any Material Domestic Subsidiary or Material Foreign Subsidiary or (iv) which owns any Material Intellectual Property.

“Material Foreign Subsidiary” means (a) each Foreign Subsidiary of Ultimate Parent (i) which, as of the most recent fiscal quarter of Ultimate Parent, for the period of four consecutive fiscal quarters then ended, for which Financials have been delivered pursuant to Section 5.01, contributed greater than 5.0% of the Consolidated EBITDA of Ultimate Parent and its Subsidiaries for such period, (ii) which contributed greater than 5.0% of the Consolidated Total Assets of Ultimate Parent and its Subsidiaries as of such date; provided that, if at any time the aggregate amount of the Consolidated EBITDA or Consolidated Total Assets attributable to all Foreign Subsidiaries of Ultimate Parent that are not Material Foreign Subsidiaries exceeds 10.0% of the Consolidated EBITDA for Ultimate Parent and its Subsidiaries for any such period or 10.0% of the Consolidated Total Assets of Ultimate Parent and its Subsidiaries as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) Business Days, the Administrative Agent) shall designate sufficient Foreign Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries, (iii) which owns any Material Domestic Subsidiary or Material Foreign Subsidiary or (iv) which owns any Material Intellectual Property.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Ultimate Parent and its Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Ultimate Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Ultimate Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means any intellectual property that is material to the operation of the businesses of Ultimate Parent and its Subsidiaries, taken as a whole.

“Material Subsidiaries” means, collectively, Material Domestic Subsidiaries and Material Foreign Subsidiaries.

“Maturity Date” means ~~November 28~~January 1, ~~2028~~2031; provided, however, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and not owing to third parties by contract or otherwise and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received and not owing to third parties by contract or otherwise, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid or payable by Ultimate Parent or any Subsidiary to third parties in connection with such event (including, without limitation, attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities (including indemnity obligations) reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of Ultimate Parent or the Borrower).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower, any Parent Guarantor or their respective Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other related instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, its by-laws, as amended, and any shareholders’ or similar agreements, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment pursuant to Section 2.19(b)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Guarantors” has the meaning assigned to such term in the introductory paragraph.

“Participant” has the meaning assigned to such term in Section 9.04(c). “Participant Register” has the meaning assigned to such term in Section 9.04(c). “Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition or similar investment (whether by purchase, merger, consolidation or otherwise) or series of related transactions by Ultimate Parent or any Subsidiary of (x) all or substantially all the assets of, or division or line of business of a Person, or (y) all or a majority of the Equity Interests in a Person; provided that (a) no Event of Default has occurred and is continuing or would arise immediately after giving effect thereto, (b) such Person or division or line of business is engaged in a line of business consistent with the provisions of Section 6.03(b), (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary (if any) under Section 5.09 shall have been taken, (d) Ultimate Parent and its Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such acquisition (including synergies and cost savings as permitted in Consolidated EBITDA), with the financial covenants contained in Section 6.11 recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance (and for any period prior to March 31, 2024, calculating such covenants as if they were being calculated as such covenants would be in effect for the fiscal quarter ending March 31, 2024) and, if the aggregate cash consideration paid in respect of such acquisition or investment exceeds $40,000,000, Ultimate Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Ultimate Parent or the Borrower to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent, (e) in the case of an acquisition occurring by merger or consolidation involving any Loan Party, such Loan Party is the surviving entity of such merger and/or consolidation, and (f) such acquisition is not “hostile” and has been approved by the board of directors (or comparable governing body) of the Person acquires (or the assets of which are acquired) in such transaction.

“Permitted Convertible Indebtedness” means unsecured Indebtedness of Ultimate Parent that (a) as of the date of issuance thereof contains terms, conditions, covenants, conversion or exchange rights, redemption rights and offer to repurchase rights, in each case, as are typical and customary for notes of such type (as determined by Ultimate Parent in good faith) and (b) is convertible or exchangeable into shares of common stock of Ultimate Parent (or other securities of a successor Person following merger event, reclassification or other change of the common stock of Ultimate Parent), cash or a combination thereof (it being understood that, subject to the Ultimate Parent’s settlement method election, the cash component of any property required to be delivered upon conversion, if any, shall be determined in a customary manner by reference to the price of the Ultimate Parent’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Ultimate Parent.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty-five (45) days or are being contested in compliance with Section 5.04;

(c)      pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, pension and other social security laws or regulations;

(d)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)         judgment Liens in respect of judgments, orders, attachments, decrees or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any of its Subsidiaries;

(g)         unrecorded minor Liens, leases, easements or other encumbrances on the real property or other assets of Ultimate Parent or any of its Subsidiaries which do not interfere materially with the use of the property or assets affected in the ordinary course of such Person’s business and do not secure Indebtedness for borrowed money;

(h)         any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement entered into the ordinary course of business;

(i)        Liens in favor of customs and revenue authorities as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)           Liens of vendors arising in the ordinary course of business on assets sold by such vendors;

(k)         (i) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (ii) securing reasonable and customary fees for services in favor of banks, securities intermediaries or other depository institutions;

(l)          Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(m)      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(o)        leases, non-exclusive licenses and sublicenses, or subleases granted to third parties in the ordinary course of business or between or among any of the Loan Parties or any of their Subsidiaries and not interfering in any material respect with the ordinary course of business of the Loan Parties;

(p)        purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(q)          Liens imposed by law arising mandatorily on the assets of any Foreign Subsidiary; and

(r)         Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to acquisitions of and investments in Persons that are not Material Subsidiaries of Ultimate Parent or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Equity Derivative Transaction” shall mean any forward purchase, accelerated share repurchase, call option, warrant or other derivative transaction relating to Ultimate Parent’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Ultimate Parent) purchased or sold by Ultimate Parent in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of Ultimate Parent (or such other securities or property), cash or a combination thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that (a) the aggregate net purchase price for such Permitted Equity Derivative Transactions does not exceed the net cash proceeds received by Ultimate Parent from the sale of the Permitted Convertible Indebtedness in connection with which such Permitted Equity Derivative Transactions were entered into, and (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Ultimate Parent in good faith).

“Permitted Investments” means:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)         investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)        investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)          money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)          any eligible investments under an investment policy duly approved by Ultimate Parent’s Board of Directors after the date hereof; provided that such policy is reasonably satisfactory to the Administrative Agent.

“Permitted Holders” means (a) the Management Investors and (b) any Affiliate thereof.

“Permitted Share Repurchase Transaction” means any open market repurchases, block trades, accelerated share repurchases, zero-strike call spreads, zero-strike call options, bullish accelerated repurchases, call spreads, capped calls, put options, prepaid put options, any combination of the foregoing, any other options, forwards or other derivatives strategies, to repurchase (or to facilitate the repurchase of) Equity Interests of the Ultimate Parent.

“Permitted Tax Payments” means, for so long as the Borrower or any of its Subsidiaries are (a) members of a group filing a consolidated, combined, affiliated or unitary income tax return with Ultimate Parent or (b) pass-through entities of Ultimate Parent or of an entity described in clause (a) or this clause (b), distributions by the Borrower, to permit (i) Ultimate Parent to pay federal, state and local income taxes to the extent such taxes are directly attributable to the income of the Borrower and its Subsidiaries; provided that the aggregate amount of such distributions in respect of any tax year does not exceed the amount that the Borrower and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group or pass-through entities would have been required to pay in respect of such taxes in respect of such year if the Borrower and its Subsidiaries paid such taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary tax group (reduced by any such taxes paid directly by the Borrower or any Subsidiary) and (ii) Holdings, Intermediate Parent or Ultimate Parent to pay any franchise taxes or similar expenses, in each case, required to maintain its legal existence.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Information” means (a) information related to an identified or identifiable individual, and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” or similar terms by Data Protection Laws.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary and (ii) each First Tier Foreign Subsidiary which is a Material Foreign Subsidiary.

“Prepayment Event” means:

(a)         any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of Ultimate Parent or any Subsidiary, other than sales, transfers or dispositions described in Section 6.03(a) to the extent the Net Proceeds of any such disposition is equal to or greater than the greater of (i) $10,000,000 and (ii) 10% of LTM EBITDA, in which event the term “Net Proceeds” shall apply only to such excess; provided that, for the avoidance of doubt, any sale, transfer or other disposition of any Equity Interests of Ultimate Parent (including, without limitation any sale, issuance, conversion or exchange of the Existing Warrants or any other Equity Interests of Ultimate Parent) shall not be subject to this clause (a);

(b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Ultimate Parent or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $20,000,000; or

(c)         the incurrence by Ultimate Parent or any Subsidiary of any Indebtedness (other than Loans), other than Indebtedness permitted under Section 6.01, or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably and in good faith by the Administrative Agent) or any similar release by the Board (as determined reasonably and in good faith by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Privacy Policies” means all published, posted, and internal agreements and policies relating to each of each of Ultimate Parent’s and its Subsidiaries’ processing of Personal Information.

“Pro Forma Basis” means, with respect to any event, that the Borrower is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01; provided that with respect to any assumption, incurrence, repayment or other disposition of Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Ultimate Parent or the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate. For the avoidance of doubt, in calculating Fixed Charges, (x) the Fixed Charges attributable to any Indebtedness assumed or incurred in connection with a Material Acquisition consummated during the applicable period or subsequent to the applicable period and on or prior to the date of such calculation shall be included and (y) the Fixed Charges attributable to any Indebtedness repaid or otherwise disposed of pursuant to a Material Acquisition or Material Disposition consummated during the applicable period or subsequent to the applicable period and on or prior to the date of such calculation shall be excluded.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for U.S. Federal tax purposes) and (c) any Issuing Bank.

“Reference Period” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Reference Time” means, with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting or (2) if such Benchmark is none of Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, Adjusted Term SOFR or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.21, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Revolving Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the total Credit Exposures and Unfunded Commitments at such time; provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Revolving Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of any Revolving Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.21 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is a Defaulting Lender or Loan Party or an Affiliate of any Loan Party (together its Credit Exposures and Unfunded Commitments) shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, a Financial Officer or other executive officer of Ultimate Parent or the Borrower, as applicable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Ultimate Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Ultimate Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Ultimate Parent or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Revolving Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increase from time to time pursuant to Section 2.22 and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Revolving Credit Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount  of  the  Revolving  Commitments  on  the  Amendment  No.  1  Effective  Date  is $~~50,000,000~~200,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving  Loan”  means  a  Loan  made  by  a  Revolving  Lender  pursuant  to
Section 2.01(b).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such
Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily
Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset owned by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related lists of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state in which Ultimate Parent or any Subsidiary conducts business or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state in which Ultimate Parent or any Subsidiary conducts business or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Banking Services Obligations” means any and all obligations of Ultimate Parent or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services with respect to which (other than any Banking Services Agreement relating to Secured Banking Services Obligations owing to the Administrative Agent or an Affiliate thereof), Ultimate Parent (or any Subsidiary) and the Lender (or Affiliate thereof) providing such Banking Services (except in the case of the Administrative Agent and its Affiliates) shall have delivered written notice to the Administrative Agent that such transaction has been entered into and that it constitutes a Secured Banking Services Obligation entitled to the benefits of the Collateral Documents.

“Secured Obligations” means all Obligations, together with all Secured Swap Obligations and Secured Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively,
(ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of Ultimate Parent and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Secured Swap Obligations and Secured Banking Services Obligations, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Secured Swap Obligations” means any and all obligations of Ultimate Parent or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, ~~and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction~~ in each case with respect to which ~~(other than any Swap Agreement relating to Secured Swap Obligations owing to the Administrative Agent or an Affiliate thereof)~~, Ultimate Parent (or any Subsidiary) and the Lender (or Affiliate thereof) party to such Swap Agreement ~~(except in the case of the Administrative Agent and its Affiliates)~~ shall have delivered written notice to the Administrative Agent that such transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Collateral Documents~~.~~, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction identified by the Ultimate Parent (or any Subsidiary) and the applicable Lender (or Affiliate thereof) in the foregoing clause (a).

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Guarantee and Collateral Agreement (including any and all supplements thereto), dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person that becomes a Loan Party, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means (a) with respect to Ultimate Parent and its Subsidiaries, the representations and warranties set forth in Sections 3.01(a)(i), 3.01(a)(ii), 3.02 (in the case of Sections 3.01(a)(ii) and 3.02, with respect to the entry and performance of the Loan Documents), 3.03(b) (solely with respect to organizational documents), 3.08, 3.12, 3.18 and the last sentence of 3.19 and (b) with respect to the target of any Limited Conditionality Acquisition, the representations and warranties made by, or with respect to, such target and its subsidiaries in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) has the right to terminate its (or their) obligations under such acquisition agreement or to decline to consummate such acquisition (in accordance with the terms thereof) as a result of a breach of such representations and warranties in such acquisition agreement.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Subordinated Indebtedness” means any Indebtedness of Ultimate Parent or any Subsidiary the payment of which is subordinated to payment of the Secured Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Ultimate Parent (or, where the context requires, any Subsidiary of the Borrower).

“Subsidiary Guarantor” means each Wholly-Owned Domestic Subsidiary that is a Material Domestic Subsidiary that is party to the Security Agreement. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto. Notwithstanding anything to the contrary herein, no Subsidiary Guarantor shall be released from its Guarantee except as permitted under Section 9.14 hereof.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Ultimate Parent or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (without duplication) (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.21 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Sublimit” means $10,000,000.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by Borrower in good faith) entered into after the Effective Date so long as such Tax Restructuring could not reasonably be expected to impair the security interests in the Collateral or the Guarantees in favor of the Administrative Agent and the Lenders in any material respect and is otherwise not adverse to the Lenders in any material respect (including any material impairment of the value of the Guarantees of the Guarantors) and after giving effect to such Tax Restructuring, Ultimate Parent and its Subsidiaries otherwise comply with Section 5.09.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Adjusted Term SOFR.

“Term Lender” means (a) at any time on or prior to the Amendment No. 1 Effective Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Amendment No. 1 Effective Date, any Lender that holds Term Loans at such time.

“Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Loan Commitments on the Amendment No. 1 Effective Date is $~~300,000,000~~400,000,000.

“Term Loans” has the meaning specified in Section 2.01(a).

“Term SOFR” means, with respect to any Term Benchmark Borrowing for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Net Leverage Ratio” has the meaning assigned to such term in Section 6.11.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.

“Transactions” means the consummation of the Effective Date Refinancing, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type” means, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR, the Alternate Base Rate or Adjusted Daily Simple SOFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent” has the meaning assigned to such term in the introductory paragraph. “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, Consolidated Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Consolidated Capital Expenditures are financed with Revolving Loans, such Consolidated Capital Expenditures shall be deemed Unfinanced Capital Expenditures), excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures made with (i) proceeds of equity issuances or (ii) proceeds of third party indemnity payments, purchase price adjustments, reimbursement obligations or similar payments, and (c) any expenditure to the extent such expenditure is part of the aggregate purchase price payable in connection with any Permitted Acquisition or similar investment.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Credit Exposure.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (i) for purposes of Sections 3.22 and 6.13, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Voting Stock” means, as of any date, the Equity Interests of any Person that are at the time entitled to appoint or to vote (without regard to the occurrence of any contingency) in the election of the board of directors, board of managers or other equivalent governing body of such Person (or, if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity).

“Wholly-Owned Subsidiary” means a Subsidiary with respect to which 100% of the issued and outstanding Equity Interests are owned directly or indirectly by Ultimate Parent (other than (i) directors’ qualifying shares; (ii) shares issued to foreign nationals to the extent required by applicable law; and (iii) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, Ultimate Parent (directly or indirectly)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03.   Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.   Accounting Terms; GAAP.

(a)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that, (A) until so amended, such ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective and (B) upon written request by the Administrative Agent or the Required Lenders, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)        Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) with respect to any lease (including the definition of “Capital Lease Obligations” or elsewhere in the Loan Documents), any change in accounting for leases pursuant to GAAP resulting from the adoption of FASB ASU 2016-02 or other applicable accounting standard, to the extent such adoption has or would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05.   Status of Obligations. In the event that Ultimate Parent or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Ultimate Parent shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06.  Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07.   Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08.  Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.09.  Limited Condition Acquisitions. Solely for the purpose of determining pro forma compliance with (i) the relevant ratios, tests and baskets with respect to the incurrence of any Indebtedness (including any Incremental Facilities) or Liens or the making of any acquisitions or other Investments, Restricted Payments, sales or dispositions of assets or fundamental changes or (ii) (other than with respect to any drawing under the Revolving Commitments or the issuance of any Letter of Credit) the representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), to the extent that the applicable transaction closes within one hundred twenty (120) days after the Borrower’s entry into definitive documentation with respect thereto (and, for the avoidance of doubt, to the extent such transaction does not close within such period, then such date shall instead be the date of consummation of the relevant transaction or action), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and, if after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in pro forma compliance with such ratio, test, basket, representation or warranty, such ratio, test, basket, representation or warranty shall be deemed to have been complied with; provided that, in any event, on the date of consummation of any such transaction or action, the Specified Representations shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of consummation (except to the extent that any such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date) and no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred. For the avoidance of doubt, (x) if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of Ultimate Parent and its Subsidiaries or the Person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio, test or basket availability with respect to any transaction on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such subsequent transaction is permitted under the Loan Documents, any such ratio, test or basket shall be calculated both on an actual basis and on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually been consummated or the definitive agreement with respect thereto has been terminated or expires without consummation thereof.

SECTION 1.10.   Certain Determinations.

(a)         For purposes of determining compliance with any of the covenants set forth in Article VI (including any related definitions), in the event that the applicable transaction or amount (or portion thereof) meets the criteria of one, or more than one, of the categories permitted pursuant to such Section in Article VI (as the case may be), the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such transaction or amount (or any portion thereof) and will only be required to include the transaction or amount in one or more of the above clauses for such Section (as the case may be).

(b)         Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

ARTICLE II

The Credits

SECTION 2.01.  Commitments. (a) Subject to the terms and conditions set forth herein, each Term Lender (severally and not jointly) agrees to make a single loan denominated in Dollars (the “Term Loans”) to the Borrower on the Amendment No. 1 Effective Date in an amount not to exceed such Term Lender’s Term Loan Commitment. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(b)        Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.10(a)) in (i) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.   Loans and Borrowings.

(a)         Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b)         Subject to Section 2.14, each Revolving Borrowing and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)         At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Term Benchmark Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.   Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request signed by a Responsible Officer of the Borrower; provided that if such Borrower Request is submitted through an Approved Borrower Portal, the foregoing signature page requirement may be waived at the sole discretion of the Administrative Agent) (a) in the case of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) by irrevocable written notice (via a written Borrowing Request signed by a Responsible Officer of the Borrower) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate principal amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv)         whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(v)        in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.   [Reserved].

SECTION 2.05.   Swingline Loans.

(a)         Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment or (iii) the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)        To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower; provided that if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature page requirement may be waived at the sole discretion of the Administrative Agent), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)         The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)         The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement but shall not be required to make additional Swingline Loans.

(e)         Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06.   Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and subject to the terms and conditions set forth herein, each Issuing Bank agrees to provide, Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is itself the subject of any Sanctions, unless such activity or business is not prohibited by Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)         Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the relevant Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the LC Exposure shall not exceed $~~15,000,000~~45,000,000, (ii) the Total Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments, (iii) each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment, and (iv) unless otherwise agreed by the applicable Issuing Bank in its sole discretion, (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed such Issuing Bank’s Applicable LC Sublimit.

No Issuing Bank shall be under any obligation to issue, amend or extend any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or (ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)          Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)         Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the relevant Issuing Bank or the Revolving Lenders, the relevant Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the relevant Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement. If the relevant Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars an amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)         Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)         Disbursement Procedures. Each Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)         Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made and notice thereof is provided to the Borrower in accordance with paragraph (e) of this Section, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Revolving Lender to the extent of such payment.

(i)           Replacement of Issuing Bank.

1.          Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

2.           Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above.

(j)         Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or Section 2.06(c), if any LC Exposure remains outstanding after the expiration date specified in Section 2.06(c)(ii), the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 103% of the amount of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)         Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the relevant Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate such Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)          Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), (ii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iii) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment in respect of Letters of Credit and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07.   Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)       Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.

SECTION 2.08.   Interest Elections.

(a)         Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, which may not be converted or continued.

(b)         To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by a Responsible Officer of the Borrower; provided that if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature page requirement may be waived at the sole discretion of the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) [reserved], (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)          Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)         if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)         Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and each RFR Borrowing shall be converted to an ABR Borrowing (in the case of a Term Benchmark Borrowing) at the end of the Interest Period applicable thereto or (in the case of an RFR Borrowing) on the next Interest Payment Date in respect thereof.

SECTION 2.09.   Termination and Reduction of Commitments.

(a)          Unless previously terminated, (i) the Term Loan Commitments shall terminate on the Amendment No. 1 Effective Date (after giving effect to the funding of the Term Loans to occur on such date) and (ii) the Revolving Commitments shall terminate on the Maturity Date.

(b)         The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) any Lender’s Revolving Credit Exposure would exceed its Revolving Commitment or (B) the Total Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.   Repayment and Amortization of Loans; Evidence of Debt.

(a)        The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)          The Borrower shall repay Term Loans (ii) on the last Business Day of each March, June, September and December, commencing on March ~~29~~31, ~~2024~~2026, an aggregate principal amount equal to 1.25% of the aggregate principal amount of the Term Loans outstanding as of the Amendment No. 1 Effective Date (subject to Section 2.11) and (ii) on the Maturity Date, the entire unpaid principal amount of the Term Loans outstanding on such date.

(c)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)         The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(f)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.11.   Prepayment of Loans.

(a)          The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) (x) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment, (iii) in the case of an RFR Borrowing, not later than 10:00 a.m., New York City time, five (5) Business Days before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing; each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Borrower, and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(c). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)          In the event and on each occasion that any Net Proceeds are received by or on behalf of Ultimate Parent or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.11(c) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of Ultimate Parent or the Borrower to the effect that the Loan Parties or their relevant Subsidiaries intend to invest the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, in the business of Ultimate Parent and/or its Subsidiaries, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that, to the extent of any such Net Proceeds therefrom that have not been so invested by the end of such 365 day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested.

(c)         All such amounts pursuant to Section 2.11(b) shall be applied ratably to the Term Loans and shall be applied to reduce the then-remaining installments of the Term Loans on a pro rata basis based upon the remaining principal amounts thereof.

SECTION 2.12.   Fees.

(a)          The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of any Lender that is not a Defaulting Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).

(b)        The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand with reasonable detail to determine the amount owed. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)         The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)       All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.   Interest.

(a)         The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Term Benchmark Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          Each RFR Loan shall bear interest at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Rate.

(d)         Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          Interest computed by reference to Term SOFR, Daily Simple SOFR or the Alternate Base Rate (other than at times when the Alternate Base Rate is based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive and binding absent manifest error.

(f)           Interest in respect of Loans shall be paid in Dollars.

SECTION 2.14.   Alternate Rate of Interest.

(a)           Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)      the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR or Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii)      the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day and (2) any RFR Loan on and from such day shall be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)         Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)          The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)        Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)          Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

SECTION 2.15.   Increased Costs. (a) If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR) or any Issuing Bank;

(ii)         impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes or any condition, cost or expense reflected in Adjusted Term SOFR, if applicable) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes (including any change in the rate of Excluded Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments. (a) With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(f), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)        With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or

(iii)        the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(f), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.   Taxes.

(a)         Withholding of Taxes; Gross-Up. Each payment by or on behalf of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)        Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes.

(c)         Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)         Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)        Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (including any Taxes attributable to a failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(i)          Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)       in the case of a Lender that is a U.S. Person, an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)        in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)       in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, attributable to a permanent establishment in the United States), an executed copy of IRS Form W-8ECI;

(D)       in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of applicable Exhibit B (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)       in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an executed copy of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C) and (D) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)         any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(ii)      If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to each Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by each Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by each Withholding Agent as may be necessary for each Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)          Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes each Issuing Bank.

(i)        Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18.   Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)         The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set-off, recoupment or counterclaim (subject to the right to revoke a conditional prepayment notice in accordance with Section 2.11). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)         All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, non-contingent indemnification obligations, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Secured Banking Services Obligations and Secured Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)          At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)        If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the relevant Issuing Banks hereunder that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the relevant Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the NYFRB Rate).

(f)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d), 2.06(e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.   Mitigation Obligations; Replacement of Lenders.

(a)         If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20.   Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)         fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)         any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)          the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(d)          if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)          all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent
(x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of each Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)        if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause

(i)           above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non- Defaulting Lenders’ Applicable Percentages; and

(v)         if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the relevant Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)         so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the relevant Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the relevant Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Nothing contained in this Section 2.21 shall be deemed to be a waiver by the Borrower of any claim the Borrower may have against any Defaulting Lender, whether in equity or at law, for its failure to perform its obligations under this Agreement or other Loan Documents.

SECTION 2.22.  Expansion Option. The Borrower may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”; and together with any increase in the Revolving Commitments pursuant to this Section 2.22, the “Incremental Facilities”), in each case in a minimum amount of $10,000,000 and in minimum increments of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all Incremental Facilities does not exceed $100,000,000 (the “Incremental Cap”). The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or provide new Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loan pursuant to this Section 2.22. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.22 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) at the time of such incurrence, no Default or Event of Default shall have occurred and be continuing before or after giving effect to such incurrence (provided that, solely with respect to any Incremental Term Loans incurred in connection with a Limited Condition Acquisition, such condition may (subject to Section 1.09), at the election of the Borrower, be satisfied so long as (x) there is no Event of Default that has occurred and is continuing as of the LCA Test Date before or after giving effect to such Limited Condition Acquisition, such Incremental Facilities and the other transactions to be consummated in connection therewith and (y) there is no Event of Default under Section 7.0(a), (b), (h) or (i) as of the date of such incurrence and after giving effect to such Incremental Facilities, the Limited Condition Acquisitions and the other transactions consummated in connection therewith), (B) the representations and warranties of the Loan Parties in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of incurrence (except to the extent that any such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date) (provided that, solely with respect to any Incremental Term Loans incurred in connection with a Limited Condition Acquisition, such condition may (subject to Section 1.09), at the election of the Borrower, be limited to customary “certain funds” provisions reasonably acceptable to the Administrative Agent) and (C) the Borrower shall be in compliance (on a Pro Forma Basis and assuming that all commitments in respect of the relevant Indebtedness have been fully drawn, but disregarding any proceeds thereof for purposes of calculating the Total Net Leverage Ratio) with the covenants contained in Section 6.11 (and for any period prior to March 31, 2024, calculating such covenants as if they were being calculated as such covenants would be in effect for the fiscal quarter ending March 31, 2024) and (ii) the Administrative Agent shall have received (x) documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase or Incremental Term Loans and (y) reaffirmations from the Loan Parties. On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) or have a weighted average life to maturity shorter than the weighted average life of the then outstanding Term Loans with the longest weighted average life to maturity (other than as necessary to make such Incremental Term Loans fungible with such outstanding Term Loans) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans, as applicable; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently (whether in the form of interest rate margin, upfront fees, original issue discount, call protection or otherwise) than the Revolving Loans and the initial Term Loans.

Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.22. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

ARTICLE III

Representations and Warranties

Each Parent Guarantor and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.   Organization; Powers; Subsidiaries. (a) Each Parent Guarantor, the Borrower and its Material Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or other power and authority to carry on its business as now conducted and (iii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b)  On the Effective Date, Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary of Ultimate Parent, noting whether such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Ultimate Parent and its Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. On the Effective Date, (i) all of the outstanding shares of capital stock and other equity interests of Ultimate Parent and each Pledge Subsidiary are validly issued and outstanding and fully paid and nonassessable and (ii) all such shares and other equity interests indicated on Schedule 3.01 as owned by a Loan Party are owned and all shares of the Borrower are owned, beneficially, by the applicable Loan Party free and clear of all Liens, other than Liens created under the Loan Documents and Permitted Encumbrances. On the Effective Date, except as set forth on Schedule 3.01, there are no outstanding commitments or other obligations of Ultimate Parent or any Pledge Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of Ultimate Parent or any Pledge Subsidiary.

SECTION 3.02.  Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not in any material respect violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Parent Guarantor, the Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Ultimate Parent, the Borrower or any of its Material Subsidiaries, unless, in the case of this clause (c), such violation, default or creation of payment could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of Ultimate Parent or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04.   Financial Condition; No Material Adverse Effect.

(a)        The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of Ultimate Parent (i) as of and for the fiscal year ended December 31, 2022, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended September 30, 2023, certified by a Financial Officer of Ultimate Parent. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Ultimate Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP except as set forth therein, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)          Since September 30, ~~2023~~2025, there has been no Material Adverse Effect.

SECTION 3.05.   Properties.

(a)          Each of Ultimate Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)         Each of Ultimate Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Ultimate Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any failure to be owned or licensed or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.   Litigation, Environmental and Labor Matters.

(a)        There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Ultimate Parent or the Borrower, threatened against Ultimate Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve the validity or enforceability of this Agreement or the Transactions.

(b)         Except for the Disclosed Matters, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Ultimate Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)          There are no strikes, lockouts or slowdowns against Ultimate Parent or any of its Subsidiaries pending or, to their knowledge, threatened, or any violation of the Occupational Safety and Health Act, which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of Ultimate Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters, to the extent such violation could reasonably be expected to have a Material Adverse Effect. All material payments due from Ultimate Parent or any of its Subsidiaries, or for which any claim may be made against Ultimate Parent or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of Ultimate Parent or such Subsidiary, except to the extent the failure to make such payments or accruals individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which Ultimate Parent or any of its Subsidiaries is bound.

SECTION 3.07.  Compliance with Laws and Agreements. Each of Ultimate Parent and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.   Investment Company Status. Neither the Borrower nor any of the other Loan Parties is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes. Each of Ultimate Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to be paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Ultimate Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.   Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of Ultimate Parent, the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole and as of the date furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Ultimate Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projected financial information are predictions as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, which are beyond the control of Ultimate Parent and its Subsidiaries, and that no assurance or guarantee can be given that any such projected financial information will be realized, that actual results may differ and such differences may be material). As of the Effective Date, to the best knowledge of each of Ultimate Parent and the Borrower, the information included in the Beneficial Ownership Certification provided (if any) on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.  Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that violates any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13.  Liens. There are no Liens on any of the real or personal properties of Ultimate Parent or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14.   No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15. No Burdensome Restrictions. Ultimate Parent and its Subsidiaries are not subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16.  Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, Ultimate Parent and its Subsidiaries, taken as a whole, are and will be Solvent.

SECTION 3.17.  Insurance. Ultimate Parent maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, subject to commercially reasonable adjustments made by Ultimate Parent and its Subsidiaries; provided that Ultimate Parent and its Subsidiaries may reduce the amount of insurance required to be maintained above to the extent Ultimate Parent reasonably determines that it is prudent and appropriate to maintain self‑insurance coverage in lieu of such insurance.

SECTION 3.18.  Security Interest in Collateral. Collectively, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral in which a security interest may be perfected by filing or recordation in the United States (except to the extent otherwise provided or permitted by the Loan Documents), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other liens permitted by Section 6.02, (b) Liens perfected only by possession or control (including, without limitation, possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession or control of such Collateral, (c) the filing of financing statements or fixture filings or the recordation of the security agreements with respect to intellectual property, in each case which have not been made, (d) Liens which have priority by operation of law or (e) as may be required by the laws of any jurisdiction other than the United States.

SECTION 3.19. Anti-Corruption Laws and Sanctions. Each Parent Guarantor and the Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by each Parent Guarantor, the Borrower, their respective Subsidiaries and the directors, officers, employees and appointed agents of each of the foregoing with Anti-Corruption Laws and applicable Sanctions, and each Parent Guarantor and its Subsidiaries and, to the knowledge of the Parent Guarantors and the Borrower, the respective officers and directors of each Parent Guarantor, the Borrower and their respective Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Guarantors, the Borrower, any Subsidiary, or to the knowledge of the Parent Guarantors and the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of any Parent Guarantor or the Borrower, any appointed agent of a Parent Guarantor or any Subsidiary that will act in any capacity in connection with or directly benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.20.   Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.21.  Data Privacy and Security. Each of Ultimate Parent and its Subsidiaries is, and has for the past three (3) years has been in compliance in all material respects with all applicable Data Protection Requirements (other than the Disclosed Matters). Each of Ultimate Parent and its Subsidiaries,to the knowledge of Ultimate Parent and such Subsidiaries, has at all times, to the extent required by applicable Data Protection Requirements, provided adequate notice to and obtained any necessary consents and authorizations from data subjects for any past and present collection, use, disclosure, international transfer and other processing of Personal Information by or for Ultimate Parent and its Subsidiaries, including without limitation, adopting Privacy Policies that have been published to any website, mobile application or other electronic platform that accurately describe the privacy practices of Ultimate Parent and its Subsidiaries, and no such notices or disclosures made or contained in any Privacy Policy have been inaccurate, misleading or deceptive (including by omission) (in each case, other than the Disclosed Matters). Neither Ultimate Parent nor any of its Subsidiaries sells, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Data Protection Requirements. The information technology assets and equipment of each of Ultimate Parent and its Subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the businesses of each of Ultimate Parent and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Each of Ultimate Parent and its Subsidiaries have implemented and maintain appropriate physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Ultimate Parent and its Subsidiaries, any other material confidential information and the integrity and security of IT Systems used in connection with their businesses, and during the past three (3) years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other Person or as otherwise set forth in the Disclosed Matters. Neither Ultimate Parent nor any of its Subsidiaries has received any written notice of (i) any actual or potential violation of any Data Protection Requirement, or (ii) any commenced or threatened Proceedings with respect to Ultimate Parent or its Subsidiaries processing of Personal Information, from any Person or Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.22. Outbound Investment Rules. Neither Ultimate Parent nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither Ultimate Parent nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Ultimate Parent were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV

Conditions

SECTION 4.01.   Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)        The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the other Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b)          [Reserved].

(c)         The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cooley LLP, legal counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d)         The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (jurisdiction of organization only) of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)          (i) The representations and warranties of each Parent Guarantor and the Borrower set forth in this Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the Effective Date) (except to the extent that any such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date); and (ii) at the time of and immediately after giving effect to the Effective Date (and consummation of the Transactions), no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of Ultimate Borrower, confirming compliance with the conditions set forth in this Section 4.01(e).

(f)          The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (f) shall be deemed to be satisfied).

(g)          [Reserved].

(h)      The Effective Date Refinancing shall have been consummated simultaneously with the Effective Date. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement shall have been terminated and cancelled and any and all Indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the proceeds of the Loans) and any and all Liens thereunder have been terminated and released.

(i)          The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(j)        Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent, to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (in each case, other than with respect to Liens expressly permitted by Section 6.02 and subject to any applicable exceptions or limitations set forth in the Loan Documents), shall be in proper form for filing, registration or recordation.

(k)         The Administrative Agent shall have received (i) the certificates (if any) representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l)          The Administrative Agent shall have received the results of a recent lien search in the jurisdictions where the Loan Parties are organized, as requested by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.   Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of each Parent Guarantor and the Borrower set forth in this Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date).

(b)        At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)         Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cash collateralized to the reasonable satisfaction of the Administrative Agent, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to Lenders:

(a)         within ninety (90) days after the end of each fiscal year of Ultimate Parent (commencing with the fiscal year ending December 31, 2023), the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Ultimate Parent as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Ultimate Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)         within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Ultimate Parent (commencing with the fiscal quarter ending March 31, 2024), the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Ultimate Parent as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Ultimate Parent as presenting fairly in all material respects the financial condition and results of operations of Ultimate Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)         within five (5) Business Days of the delivery of any financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Ultimate Parent or the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iii) with respect to any such certificate provided concurrently with delivery of financial statements covering fiscal quarters ending after March 31, 2024, setting forth reasonably detailed calculations demonstrating compliance with Section 6.11;

(d)         within ninety (90) days after the end of each fiscal year of Ultimate Parent, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Ultimate Parent for the following fiscal year in form reasonably satisfactory to the Administrative Agent;

(e)         promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Ultimate Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Ultimate Parent to its shareholders generally, as the case may be; and

(f)         promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of Ultimate Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 5.01 shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. Notwithstanding anything contained herein, in every instance the Borrower shall be permitted to provide electronic copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to Lenders prompt written notice after a Responsible Officer of a Parent Guarantor or the Borrower has knowledge of the following:

(a)          the occurrence of any Default;

(b)         the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Parent Guarantor, the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)        any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or Ultimate Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business. Each Parent Guarantor and the Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done (i) all things necessary to preserve, renew and keep in full force and effect its legal existence and (ii) take, or cause to be taken, all reasonable actions to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (ii), where the failure to do so could not reasonably be expected to cause a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, disposition of assets or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each of Ultimate Parent and the Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (b) Ultimate Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05.  Maintenance of Properties; Insurance. Each of Ultimate Parent and the Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, subject to commercially reasonable adjustments made by Ultimate Parent and its Subsidiaries; provided that Ultimate Parent and its Subsidiaries may reduce the amount of insurance required to be maintained above to the extent the Borrower reasonably determines that it is prudent and appropriate to maintain self-insurance coverage in lieu of such insurance. The Borrower will furnish to the Administrative Agent, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event Ultimate Parent or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable; provided that the Administrative Agent provides the Borrower with prior written notice of its intent to obtain such insurance policies. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral with a fair market value immediately prior to such event greater than $5,000,000 or the commencement of any action or proceeding for the taking of any material portion of the Collateral with a fair market value immediately prior to such event greater than $5,000,000 or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06.  Books and Records; Inspection Rights. Each of Ultimate Parent and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Ultimate Parent and the Borrower will, and will cause each of its Subsidiaries to, permit any designated representatives of the Administrative Agent (who may be accompanied by representatives of any Lender at the sole cost and expense of such Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at reasonable times and during normal business hours; provided that so long as no Event of Default exists the Administrative Agent shall not be entitled to visit and inspect Ultimate Parent and its Subsidiaries more than one (1) time per year (such visit and inspection to be conducted by the Administrative Agent). Each of Ultimate Parent and the Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to Ultimate Parent and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.  Compliance with Laws and Material Contractual Obligations. Each of Ultimate Parent and the Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it, data collected or maintained or its property (including Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of Ultimate Parent and the Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Ultimate Parent, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti- Corruption Laws and applicable Sanctions and Data Protection Laws.

SECTION 5.08.  Use of Proceeds. The proceeds of (a) the Revolving Loans will be used only (i) to finance the working capital needs and for general corporate purposes of the Loan Parties and their Subsidiaries, (ii) to finance Permitted Acquisitions, ~~and~~ (iii) to consummate the Amendment No. 1 Transactions and (iv) for any purpose not prohibited by this Agreement and (b) the Term Loans borrowed on the Amendment No. 1 Effective Date will be used only (i) to consummate the ~~Effective Date Refinancing~~Amendment No. 1 Transactions, (ii) to finance the working capital needs and for general corporate purposes of the Loan Parties and their Subsidiaries in the ordinary course of business, and (iii) for any purpose not prohibited by this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and none of Ultimate Parent or the Borrower shall use, and each shall procure that its Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.   Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)         Within sixty (60) days (or such later date as may be agreed upon by the Administrative Agent) after (i) any Person (other than an existing Subsidiary) becomes a Wholly-Owned Domestic Subsidiary that qualifies as a Material Domestic Subsidiary or (ii) the end of a fiscal quarter during which any Wholly-Owned Domestic Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary”, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Material Domestic Subsidiary to deliver to the Administrative Agent a joinder to the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions to the extent requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(b)         Each of Ultimate Parent and the Borrower will cause, and will cause each other Loan Party to cause, all of its owned property constituting Collateral (whether personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to first priority, perfected (to the extent any such Lien may be perfected under the UCC) Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, in each case, to the extent required by the terms and conditions of the Loan Documents and subject to Liens permitted by Section 6.02. Without limiting the generality of the foregoing, each of Ultimate Parent and the Borrower will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of the Borrower and each Pledge Subsidiary directly owned by the Borrower or any other Loan Party to be subject at all times to a first priority, perfected Lien (in each case, to the extent governed by the UCC and in any case subject to Liens permitted by Section 6.02) in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents. Notwithstanding the foregoing, no foreign law governed pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required (without limiting the last sentence in clause (c) below).

(c)         Without limiting the foregoing, each of Ultimate Parent and the Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower. Notwithstanding the foregoing or anything to the contrary in the Loan Documents, no actions in any jurisdiction outside the United States or required by the laws of any jurisdiction outside the United States shall be required in order to create any security interests in any asset of Ultimate Parent or any Subsidiary physically located in any jurisdiction outside the United States or subject to a document of title governed by the laws of any jurisdiction outside the United States or to perfect any security interests under such laws.

SECTION 5.10. Post Effective Date Actions. Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.10, if any, within the time periods set forth therein (or such longer time periods as the Administrative Agent may agree, such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized to the reasonable satisfaction of the Administrative Agent, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.   Indebtedness. Ultimate Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          the Secured Obligations;

(b)        Indebtedness (i) existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof) and (ii) in respect of the Existing L/Cs;

(c)          Indebtedness of Ultimate Parent owed to any Subsidiary and of any Subsidiary owed to Ultimate Parent or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party owed to any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(d)        Guarantees by Ultimate Parent of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Ultimate Parent or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(e)         Indebtedness of Ultimate Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof); provided that (i) such original Indebtedness (but not extensions, renewals or replacements thereof) is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (including any Refinancing Indebtedness in respect thereof) shall not exceed 10% of LTM EBITDA at the time of incurrence of any such Indebtedness;

(f)           Indebtedness of Ultimate Parent or any Subsidiary as an account party in respect of trade letters of credit;

(g)          to the extent constituting Indebtedness, any Permitted Equity Derivative Transaction;

(h)          Swap Obligations permitted under Section 6.05;

(i)          Indebtedness under performance bonds, letter of credit obligations to provide security for workers compensation claims and bank overdrafts, in each case, in the ordinary course of business;

(j)         unsecured Indebtedness of Ultimate Parent and its Subsidiaries (including any Subordinated Indebtedness to the extent subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent), and any Indebtedness of Ultimate Parent or any Subsidiary constituting refinancings, renewals or replacements of any such Indebtedness; provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or would result therefrom, (ii) after giving effect thereto (x) the Total Net Leverage Ratio of Ultimate Parent and its Subsidiaries is less than or equal to 3.50 to 1.00 and (y) Ultimate Parent is in compliance, on a Pro Forma Basis, with the financial covenants contained in Section 6.11 recomputed as of the last day of the most recently ended fiscal quarter of Ultimate Parent for which financial statements are available (and for any period prior to March 31, 2024, calculating such covenants as if they were being calculated as such covenants would be in effect for the fiscal quarter ending March 31, 2024), in each case assuming that all commitments in respect of the relevant Indebtedness have been fully drawn, but disregarding any proceeds thereof for purposes of calculating the Total Net Leverage Ratio, (iii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date (except, in each case, that no provision requiring an offer to purchase, convert, exchange, redeem, repurchase or otherwise defease such Indebtedness as a result of change of control or asset sale or other fundamental change shall violate the foregoing restriction), (iv) such Indebtedness is not guaranteed by any Subsidiary of Ultimate Parent other than the Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent) and (v) the covenants applicable to such Indebtedness are not more onerous or more restrictive (taken as a whole) than the applicable covenants set forth in this Agreement (as determined by the Board of Directors of Ultimate Parent in good faith);

(k)          [reserved];

(l)         Indebtedness in respect of overdraft facilities, foreign exchange facilities, payment facilities, cash management obligations and similar obligations incurred in the ordinary course of business;

(m)         Indebtedness consisting of the financing of insurance premiums, in each case, in the ordinary course of business;

(n)       Indebtedness representing deferred compensation or stock-based compensation (including award liabilities) to employees of Ultimate Parent and its Subsidiaries (including any indemnity or expense reimbursement obligations of any officers or directors of Ultimate Parent and its Subsidiaries);

(o)         Indebtedness consisting of debt owing to a seller incurred in connection with a Permitted Acquisition to the extent (A) such Indebtedness is subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (B) the terms of such Indebtedness do not permit the payment of any portion thereof (including principal, interest, fees or other amounts owing in respect thereof) at a time when an Event of Default has occurred and is continuing;

(p)        acquired Indebtedness of any Person that becomes a Subsidiary after the Effective Date in connection with any Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created or incurred in contemplation or anticipation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness incurred pursuant to this Section 7.01(p) (including any Refinancing Indebtedness in respect thereof) shall not exceed 10% of LTM EBITDA at the time of any such incurrence;

(q)         Indebtedness of Ultimate Parent and its Subsidiaries; provided that the aggregate principal amount of Indebtedness incurred pursuant to this Section 7.01(q) (including any Refinancing Indebtedness in respect thereof) shall not exceed $15,000,000;

(r)          Indebtedness of any Subsidiary of Ultimate Parent that is not a Loan Party; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (r) shall not in the aggregate exceed 10% of LTM EBITDA at the time of any such incurrence; and

(s)         Ultimate Parent and its Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (b), (e), (o), (p), (q) and (r) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, and (B) an amount equal to any existing commitments unutilized thereunder, (ii) other than in the case of Refinancing Indebtedness with respect to clause (e), (A) such Indebtedness has a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, refunded or replaced, (iii) the terms of any Refinancing Indebtedness (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under Section 6.01(a), security), are not, taken as a whole, more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any increases to interest rate to reflect the current market conditions at such time or any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or any covenants or other provisions which are added to the Loan Documents), (iv) with respect to Indebtedness permitted under clauses (e), (p), (q) or (r), such Refinancing Indebtedness shall reduce the maximum amount of Indebtedness otherwise permitted under such clauses, (v) (A) such Indebtedness is secured only by the collateral that secured the Indebtedness being refinanced, refunded or replaced at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred only by the Persons obligated with respect of the Indebtedness being refinanced, refunded or replaced and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Obligations) on terms not less favorable, taken as a whole, to the Secured Parties than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (vi) except in the case of Refinancing Indebtedness with respect to Section 6.01(a), as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default exists, and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under Section 6.01(a), (A) such Indebtedness is pari passu or junior in right of payment and secured only by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an intercreditor agreement reasonably acceptable to the Administrative Agent and Borrower, and any such Indebtedness that is secured by the Collateral that is junior to the Lien securing the Obligations or unsecured shall mature at least one hundred eighty (180) days after the Latest Maturity Date, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party, (D) any such Indebtedness that is pari passu in right of payment and secured by the Collateral on a pari passu basis with respect to the Obligations hereunder may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayment in respect of the Term Loans (and any Incremental Term Loans then subject to ratable repayment requirements), in each case as the Borrower and the relevant lender may agree, (E) the Indebtedness being refinanced, refunded or replaced shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith, shall be paid substantially concurrently with the issuance of such Refinancing Indebtedness and (F) there shall be no more than one (1) outstanding revolving credit facility. No Loan Party shall, nor shall it permit any of its Subsidiaries to, issue any Disqualified Capital Stock.

SECTION 6.02. Liens. Ultimate Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Liens created pursuant to any Loan Document;

(b)          Permitted Encumbrances;

(c)       Liens or assignments of life insurance policies owned by Ultimate Parent or any of its Subsidiaries securing borrowings against the cash value of such policies provided that the Indebtedness in respect of such borrowings is permitted under Section 6.01;

(d)         any Lien on any property or asset of Ultimate Parent or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Ultimate Parent or any Subsidiary other than any proceeds therefrom and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(e)         any Lien existing on any property or asset prior to the acquisition thereof by Ultimate Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Ultimate Parent or any Subsidiary (other than the acquired Subsidiary) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(f)         Liens on fixed or capital assets acquired, constructed or improved by Ultimate Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets (except by the amount of any accrued interest and premiums with respect to such Indebtedness, acquisition, construction or improvement and transaction fees, costs and expenses in connection therewith) and (iv) such security interests shall not apply to any other property or assets of Ultimate Parent or any Subsidiary;

(g)         Liens on any cash earnest money deposit made by Ultimate Parent or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;

(h)         Liens on deposit accounts of Ultimate Parent and its Subsidiaries that are (i) are cash-collateral accounts securing outstanding letters of credit and accompanying reimbursement obligations in an amount not to exceed $1,400,000 (such letters of credit, the “Existing L/Cs”) and (ii) escrow accounts, trust accounts or similar accounts relating that secure obligations relating to earnouts, deferred purchase price obligations and similar obligations to the extent such earnouts and other obligations are otherwise permitted under this Agreement (each such account described in the foregoing clauses (i) and (ii), an “Excluded Account”);

(i)         Liens arising in the ordinary course of business from treasury, depository or cash management services, overdraft facilities, foreign exchange facilities, payment facilities or automated clearing house transfers of funds;

(j)           [reserved];

(k)         Liens on assets that secure Indebtedness permitted by Section 6.01(r) so long as such Liens shall only encumber the assets of Subsidiaries that are not Loan Parties and shall not encumber any assets of a Loan Party;

(l)           [reserved];

(m)        Liens on assets of Ultimate Parent and the other Loan Parties not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not exceed $15,000,000 at the time of incurrence of any such Lien or increase in any such Indebtedness or other obligations; and

(n)       Liens securing Indebtedness permitted pursuant to Section 6.01(s) (solely with respect to refinancings of Indebtedness permitted pursuant to Sections 6.01(a), (b), (e), (o), (p) and (r)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be otherwise reasonably acceptable to the Administrative Agent.

SECTION 6.03.  Fundamental Changes and Asset Sales. (a) Ultimate Parent will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)           any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii)        any Subsidiary of Ultimate Parent may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity), and any Subsidiary of Ultimate Parent that is not a Loan Party may merge with or into any other Subsidiary of Ultimate Parent that is not a Loan Party;

(iii)         any Subsidiary of Ultimate Parent may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(iv)        Ultimate Parent and its Subsidiaries may (A) sell inventory, dispose of cash and cash equivalents, lease or sublease interests in real property, dispose of accounts receivable in connection with the collection or compromise thereof, surrender or waive contractual rights or settle, release or surrender contract or tort claims, in each case, in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used or obsolete equipment for value in the ordinary course of business consistent with past practice, (C) grant leases, non-exclusive licenses, subleases or non-exclusive sublicenses of real property, intellectual property or other personal property (as lessor or licensor) in the ordinary course of business on customary terms which does not interfere with the business of the Loan Parties in any material respect, (D) sell or otherwise dispose of auction rate securities, (E) the non-exclusive licensing of intellectual property to third parties on customary terms or the exclusive licensing, sale, transfer, abandonment, allowance to lapse or other disposition of intellectual property that is, in the applicable Loan Party’s reasonable business judgment, no longer useful in its business, in each case, in the ordinary course of business, (F) to the extent required by applicable law, the sale or other disposition of a nominal amount of Equity Interests in any Subsidiary in order to qualify members of the board of directors or equivalent governing body of such Subsidiary, (G) unwinding or settlement of swap or hedging arrangements in the ordinary course of business and consistent with past practice and (H) so long as no Event of Default has occurred and is continuing make any other sales, transfers, leases or dispositions of assets not otherwise permitted under this Section 6.03, the book value of which (excluding goodwill relating thereto), together with all other property of Ultimate Parent and its Subsidiaries previously leased, sold, transferred or disposed of as permitted by this clause (H) during any fiscal year of Ultimate Parent, does not exceed 10% of Consolidated Tangible Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)); provided that the aggregate book value of all of the assets (excluding goodwill relating thereto) of Ultimate Parent and its Subsidiaries sold, transferred, leased or disposed of in reliance upon this clause (H) on and after Amendment No. 1 Effective Date and during the remaining term of this Agreement shall not exceed an amount equal to $80,000,000;

(v)        so long as no Event of Default has occurred and is continuing, sales of non-core assets acquired in connection with a Permitted Acquisition which assets (x) are not useful in the business of Ultimate Parent and its Subsidiaries and (y) together with any other non-core assets acquired in connection with such Permitted Acquisition and sold pursuant to this Section 6.03(a)(v), (a) do not account for more than 10% of the consideration paid in connection with such Permitted Acquisition or (b) as otherwise required to obtain the approval of any applicable antitrust authority in connection with such Permitted Acquisition;

(vi)        any Subsidiary of Ultimate Parent that is not a Loan Party may (A) liquidate or dissolve if Ultimate Parent determines in good faith that such liquidation or dissolution is in the best interests of Ultimate Parent and is not materially disadvantageous to the Lenders and (B) sell, transfer, lease or otherwise dispose of its assets to another Subsidiary of Ultimate Parent that is not a Loan Party;

(vii)        Ultimate Parent and its Subsidiaries may enter into Sale and Leaseback Transactions permitted under Section 6.10;

(viii)      the sale or discount or factoring, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business;

(ix)        any issuances, sales or other dispositions of Equity Interests of Ultimate Parent (including any public or private sale of Equity Interests of Ultimate Parent, and any conversions or exchanges of the Existing Warrants), and any issuances, sales or other dispositions of Equity Interests to another Loan Party;

(x)          Ultimate Parent and its Subsidiaries may make acquisitions and other investments permitted by Section 6.04 (other than with respect to clause (j) thereof), create, incur or assume any Lien permitted under Section 6.02 and make any Restricted Payments permitted by Section 6.07;

(xi)      dispose of cash and Permitted Investments in the ordinary course of business (including the conversion of Permitted Investments into cash or other Permitted Investments in the ordinary course of business);

(xii)     dispose of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement proper;

(xiii)      abandon, fail to maintain, not renew or otherwise dispose of any intellectual property (or rights relating thereto) that is no longer material to Ultimate Parent and its Subsidiaries’ business, as determined in good faith by Ultimate Parent or such Subsidiary;

(xiv)       Ultimate Parent and its Subsidiaries may undertake or consummate any Tax Restructuring;

(xv)       (w) the sale of any Permitted Convertible Indebtedness by Ultimate Parent, (x) the entry into any Permitted Equity Derivative Transaction by Ultimate Parent in connection with the issuance of any Permitted Convertible Indebtedness, (y) the settlement, unwinding or termination of any Permitted Equity Derivative Transaction, or (z) the issuance of Equity Interests pursuant to the conversion or exchange of Permitted Convertible Indebtedness; ~~and~~

(xvi)       the settlement, unwinding or termination of any Permitted Share Repurchase Transaction permitted under Section 6.07; and

(xvii)     ~~(xvi)~~ any Person (other than Ultimate Parent or any of its Subsidiaries) may merge into a Subsidiary of Ultimate Parent in connection with a Permitted Acquisition in which the Subsidiary is the surviving entity;

provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary of Ultimate Parent immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b)         Ultimate Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Ultimate Parent and its Subsidiaries (taken as a whole) on the date of execution of this Agreement and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof.

(c)         Ultimate Parent will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the performance by Ultimate Parent of its obligations under the Existing Warrants, shall not constitute an asset sale for purposes of this Agreement.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Ultimate Parent will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)          Permitted Investments;

(b)         Permitted Acquisitions;

(c)         investments by Ultimate Parent and its Subsidiaries existing on the date hereof in the capital stock of its Subsidiaries and such other investments of Ultimate Parent and its Subsidiaries existing on the date hereof and set forth on Schedule 6.01;

(d)         investments, loans, advances or capital contributions made by a Loan Party in or to any Subsidiary and made by any Subsidiary in or to a Loan Party or any other Subsidiary or any Guarantee made by a Loan Party or any Subsidiary in respect of Indebtedness of a Loan Party or any other Subsidiary (provided that the aggregate amount of such investments, loans, advances and capital contributions that are made and remain outstanding, at any time, by Loan Parties to Subsidiaries which are not Loan Parties, together with the aggregate amount of such outstanding Guarantees made by Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties, does not exceed 10% of Consolidated Total Assets (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a));

(e)          Guarantees constituting Indebtedness permitted by Section 6.01;

(f)          loans or advances to officers and directors of Ultimate Parent or any of its Subsidiaries the net proceeds of which are used solely to purchase Equity Interests in Ultimate Parent pursuant to a restricted stock or stock purchase plan;

(g)        loans or advances to officers and employees of any Loan Party or any of its Subsidiaries (in addition to those permitted by clause (f)), at any time outstanding not to exceed an aggregate amount for Ultimate Parent and its Subsidiaries of $3,000,000;

(h)          investments in connection with any Tax Restructuring;

(i)          any loan to a Person purchasing or leasing real property or equipment from Ultimate Parent or any Subsidiary;

(j)           investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 6.03;

(k)        investments acquired in connection with the settlement of delinquent Accounts (as defined in the UCC) in the ordinary course of business or in connection with the bankruptcy or reorganization of any supplier or customer;

(l)           bank deposits in the ordinary course of business;

(m)        investments (including the purchase of Equity Interests), loans or advances in or to Subsidiaries or joint ventures ~~so long as~~; provided that the aggregate outstanding amount of all such investments, loans and advances made on or after the Amendment No. 1 Effective Date and during the remaining term of this Agreement does not exceed 25% of LTM EBITDA at the time of the making of any such investment, loan or advance;

(n)          Swap Agreements permitted under Section 6.05;

(o)          investments consisting of the redemption, purchase, repurchase or retirement of Equity Interests or Permitted Share Repurchase Transactions, in each case, permitted under Section 6.07;

(p)         Investments of a Person (i) existing at the time such Person becomes a Subsidiary or consolidates or merges with Ultimate Parent or any Subsidiary or (ii) that are acquired as part of an Permitted Acquisition, in each case, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger or other Permitted Acquisition;

(q)          Investments in Permitted Equity Derivative Transactions; and

(r)          any other investment, loan, advance or acquisition; provided that (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Event of Default under clauses (a), (b), (h) or (i) in Article VII shall exist or would result therefrom, (ii) after giving effect thereto, Ultimate Parent is in compliance, on a Pro Forma Basis, with the financial covenant contained in Section 6.11(a) recomputed as of the last day of the most recently ended fiscal quarter of Ultimate Parent for which financial statements are available.

Notwithstanding anything to the contrary in this Agreement, no Loan Party shall be permitted to contribute, dispose of or otherwise transfer legal title to, or license on an exclusive basis, any Material Intellectual Property to any Subsidiary that is not a Loan Party.

SECTION 6.05.  Swap Agreements. Ultimate Parent will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements ~~not~~ entered into for ~~speculative~~non-speculative purposes ~~and~~, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Ultimate Parent or any Subsidiary, (c) any Permitted Equity Derivative Transaction and (d) any Permitted Share Repurchase Transaction permitted under Section 6.07.

SECTION 6.06.  Transactions with Affiliates. Ultimate Parent will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Ultimate Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Ultimate Parent and its Subsidiaries, (c) any employment and severance arrangements for and compensation, bonuses, stock option and stock ownership plans and indemnification arrangements and benefit plans (and the marking of payments, awards or grants in cash, securities or otherwise pursuant thereto or the funding thereof) for officers, directors and employees of the Loan Parties, (d) any Restricted Payment permitted by Section 6.07, (e) any investment permitted by Section 6.04 and (f) any sale, lease, license, transfer or disposition permitted under Section 6.03.

SECTION 6.07.   Restricted Payments.

Ultimate Parent will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)        Ultimate Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional common Equity Interests;

(b)          Subsidiaries may declare and pay Restricted Payments ratably with respect to their Equity Interests;

(c)         Ultimate Parent and its Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Ultimate Parent and its Subsidiaries;

(d)        Restricted Payments the proceeds of which are used substantially contemporaneously by Ultimate Parent to pay general administrative and overhead fees, costs and expenses (including administrative, legal, accounting and similar fees, costs, and expenses to third parties and any reasonable and customary reimbursements and indemnification payments to directors, managers or officers of Ultimate Parent), in each case attributable to the direct or indirect ownership or operations of Ultimate Parent and its Subsidiaries and in an aggregate amount not to exceed $3,000,000 in any fiscal year;

(e)         repurchases of Equity Interests in Ultimate Parent deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or other incentive interest;

(f)          Restricted Payments to Ultimate Parent the proceeds of which are used to purchase or redeem the Equity Interests of Ultimate Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Ultimate Parent or any of the Subsidiaries or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (f) shall not exceed, at the time of the making of any such Restricted Payment, an amount in any fiscal year in excess of 10% of LTM EBITDA;

(g)         Ultimate Parent or its Subsidiaries may make payments or distributions to dissenting stockholders in connection with a Permitted Acquisition, pursuant to applicable law;

(h)        Ultimate Parent or any Subsidiary may make cash payments in lieu of fractional shares in connection with the conversion or exchange of any Equity Interests or make cash settlement payments upon the exercise of warrants to purchase its Equity Interest or “net share settle” warrants;

(i)          Ultimate Parent and each Subsidiary may distribute Equity Interests to shareholders of any Person (other than an Affiliate of Ultimate Parent) acquired by merger pursuant to an acquisition permitted under this Agreement;

(j)        Ultimate Parent and its Subsidiaries may make any other Restricted Payment so long as at the time of and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto (x) no Default or Event of Default has occurred and is continuing and (y) the Total Net Leverage Ratio is less than or equal to 2.75 to 1.00,

(k)         Ultimate Parent and its Subsidiaries may make additional Restricted Payments from net cash proceeds received by Ultimate Parent from the issuance of Equity Interests of Ultimate Parent after the Effective Date, so long as no Default or Event of Default has occurred and is continuing;

(l)	Permitted Tax Payments;

(m)       Ultimate Parent may, so long as no Event of Default shall have occurred and be continuing, repurchase any of its Equity Interests ~~up to an amount not to~~, including through any Permitted Share Repurchase Transaction; provided that the aggregate amount of cash consideration paid for such repurchases or transactions shall not exceed an amount equal to (x) $15,000,000 per fiscal year and (y) $40,000,000 for all such repurchases made on or after Amendment No. 1 Effective Date and during the remaining term of this Agreement (provided that any unused amounts may be carried forward into subsequent fiscal years);

(n)        Borrower and its Subsidiaries may make Restricted Payments to any Parent Guarantor in connection with a Permitted Acquisition and the permitted repurchases set forth in the foregoing clause (m);

(o)         Ultimate Parent may issue Equity Interests upon any exercise or conversion of the Existing Warrants and may pay cash in lieu of fractional shares as provided in such warrant agreements in effect on the date hereof;

(p)         Ultimate Parent may from time to time issue additional shares of its Equity Interests (other than Disqualified Capital Stock) pursuant to a registration statement or otherwise in conformity with applicable securities laws; and

(q)        (i) the purchase by Ultimate Parent of its Equity Interests contemporaneously and otherwise in connection with Permitted Convertible Indebtedness ~~and~~, (ii) any payment (including payment of any premium) or delivery with respect to, or early unwind or settlement or termination of, any Permitted Equity Derivative Transaction and (iii) any payment or delivery in connection with the unwinding, settlement or termination of any Permitted Share Repurchase Transaction otherwise permitted under Section 6.07.

SECTION 6.08.   Restrictive Agreements.

Ultimate Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Ultimate Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to Ultimate Parent or any other Subsidiary or to Guarantee the Obligations; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in leases, subleases or licenses entered into in the ordinary course of business or agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to such restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired and were not created in anticipation of such acquisitions, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in permits, leases and other contracts restricting the assignment or subletting thereof, (vi) clause (a) of the foregoing shall not apply to agreements are entered into with any person in connection with a sale, lease, license, transfer or disposition permitted under Section 6.03 relating solely to the assets to be sold, leased, licensed, transferred or disposed of, (vii) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture entered into in the ordinary course of business, and (viii) the foregoing shall not apply to restrictions contained in agreements governing any Indebtedness permitted by Section 6.1(e) (so long as such restrictions only apply to the assets or property acquired using such Indebtedness), (p) (so long as such restrictions only apply to the Persons or assets acquired pursuant to any such Permitted Acquisition) and (r) (so long as such restrictions apply only to such Subsidiary that is not a Loan Party), in each case, so long as such restrictions are no more restrictive taken as a whole than those contained in this Agreement and do not restrict or impair the incurrence of the Obligations or the Liens securing the Obligations.

SECTION 6.09. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. (a) Ultimate Parent will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Junior Indebtedness or any Indebtedness from time to time outstanding under the Junior Indebtedness Documents other than (i) any prepayment so long as at the time of and immediately after giving effect (including giving effect on a Pro Forma Basis) thereto (x) no Default or Event of Default has occurred and is continuing and (y) the Total Net Leverage Ratio is less than or equal to 2.75 to 1.00, (ii) the conversion or exchange of any Junior Indebtedness to Equity Interests (other than Disqualified Capital Stock) of Ultimate Parent or any Subsidiary and payment of cash in lieu of fractional shares or (iii) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Junior Indebtedness made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01(s) or as otherwise permitted by Section 6.03(a)(xv)(y) and (z) (except, in each case, upon any conversion or exchange of such Junior Indebtedness (whether into cash, shares of common stock in Ultimate Parent or any combination thereof), upon the occurrence of a change of control, asset sale or other fundamental change).

(b) Ultimate Parent will not, and will not permit any Subsidiary to, amend the Junior Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Junior Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement amends, modifies or adds any provision thereof in a manner which (i) when taken as a whole, is materially adverse to Ultimate Parent, any Subsidiary and/or the Lenders, (ii) is more onerous, when taken as a whole with any other applicable amendments, modifications or supplements, than the existing applicable provision in the Junior Indebtedness Documents, as determined in the good faith judgment of the board of directors of Ultimate Parent or (iii) shortens the maturity thereof or provides for any mandatory prepayment in respect thereof prior to the scheduled maturity thereof.

SECTION 6.10.   Sale and Leaseback Transactions.

Ultimate Parent shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the net cash proceeds received in connection therewith in the aggregate for all such Sale and Leaseback Transactions effected pursuant to this Section 6.10 does not exceed 10% of LTM EBITDA at the time of consummation of any such Sale and Leaseback Transaction.

SECTION 6.11.   Financial Covenants.

(a)          Ultimate Parent will not permit the ratio (the “Total Net Leverage Ratio”), determined as of the end of each fiscal quarter ending on and after March 31, 2024, of (i) (x) Consolidated Total Indebtedness minus (y) Liquidity to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for Ultimate Parent and its Subsidiaries on a consolidated basis, to be greater than the ratio set forth in the table below as of applicable fiscal quarter end (the “Applicable Ratio”):

Period	Ratio

Effective Date through (and including) December 31, 2024	4.00 to 1.00

January 1, 2025 through (and including) December 31, 2025	3.50 to 1.00

January 1, 2026 and thereafter	3.00 to 1.00

(b)         Ultimate Parent will not permit the Fixed Charge Coverage Ratio, determined as of the end of each fiscal quarter of Ultimate Parent and its Subsidiaries ending on and after March 31, 2024, to be less than 1.15 to 1.00.

SECTION 6.12.  Amendments to Organizational Agreements. No Loan Party shall amend or permit any amendments to any Loan Party’s Organizational Documents, in any case, that are adverse in any material respect to Administrative Agent or the Lenders (it being acknowledged and agreed that amendment of any term incorporated into a Loan Party’s Organizational Documents by reference shall constitute an amendment of such Loan Party’s Organizational Documents).

SECTION 6.13.   Outbound Investment Rules. Ultimate Parent will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Ultimate Parent were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)         the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Parent Guarantor’s or the Borrower’s existence), 5.08, 5.09, 5.10 or in Article VI, as applicable;

(e)         the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)        any Parent Guarantor, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any grace or cure periods applicable thereto;

(g)         any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any event that permits or causes redemption, repurchase, conversion or settlement with respect to any convertible debt instrument (including Permitted Convertible Indebtedness) pursuant to its terms (including any termination of any related Swap Agreement) unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default, (iii) an early payment requirement, unwinding or termination with respect to any Swap Agreement except (x) an early payment, unwinding or termination that results from a default or non-compliance thereunder by Ultimate Parent or any Subsidiary, or another event of the type that would constitute an Event of Default or (y) an early termination of such Swap Agreement by the counterparty thereto or (iv) any early payment requirement or unwinding or termination with respect to any Permitted Equity Derivative Transaction or Permitted Share Repurchase Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, so long as, in any such case, Ultimate Parent and its Subsidiaries are not the “defaulting party” or otherwise in breach under the terms of such Permitted Equity Derivative Transaction;

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Parent Guarantor, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Parent Guarantor, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         any Parent Guarantor, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Parent Guarantor, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)        any Parent Guarantor, the Borrower or any Material Subsidiary shall become insolvent or admit in writing its inability or fail generally to pay its debts as they become due;

(k)          one or more final judgments for the payment of money in an aggregate amount in excess of $15,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is an unaffiliated creditworthy insurer, is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against any Parent Guarantor, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Parent Guarantor, the Borrower or any Material Subsidiary to enforce any such judgment;

(l)          an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)         a Change in Control shall occur;

(n)         any material provision of Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms other than as expressly permitted hereunder or thereunder (or the Borrower or any Guarantor shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o)         any Collateral Document shall for any reason (other than due to the Administrative Agent not having possession of any Collateral actually delivered to it or any continuation statement not being timely filed) fail to create a valid and perfected first priority security interest (subject to Liens permitted under Section 6.02) in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document;

then, and in every such event (other than an event with respect to a Parent Guarantor or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) and in case of any event with respect to any Parent Guarantor the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as set forth in Section 2.18(b), and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.   Authorization and Action.

(a)         Each Lender and Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders and the Issuing Banks, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)         As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)         In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)          the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)         where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States of America, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)        nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)         The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)         No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)        In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

(g)        The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

SECTION 8.02.   Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)          Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)       The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

(c)        Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or any Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03.   Posting of Communications.

(a)          The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)        Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)        THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT WITH RESPECT TO ACTUAL AND DIRECT DAMAGES TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY APPLICABLE PARTY; PROVIDED THAT ANY COMMUNICATION TO ANY LENDERS, PROSPECTIVE LENDERS, PARTICIPANTS OR PROSPECTIVE PARTICIPANTS OR, TO THE EXTENT SUCH DISCLOSURE IS OTHERWISE PERMITTED, TO ANY OTHER PERSON THROUGH AN APPROVED ELECTRONIC PLATFORM SHALL BE MADE SUBJECT TO THE ACKNOWLEDGEMENT AND ACCEPTANCE BY SUCH PERSON THAT SUCH COMMUNICATION IS BEING DISSEMINATED OR DISCLOSED ON A CONFIDENTIAL BASIS (ON TERMS SUBSTANTIALLY THE SAME AS SET FORTH IN SECTION 9.12 OR OTHERWISE REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT AND THE BORROWER), WHICH SHALL IN ANY EVENT REQUIRE “CLICK THROUGH” OR OTHER AFFIRMATIVE ACTIONS ON THE PART OF THE RECIPIENT TO ACCESS SUCH COMMUNICATION.

(d)       Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)         Each of the Lenders, each Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)          Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitments, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, an Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05.   Successor Administrative Agent.

(a)          The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)         Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06.   Acknowledgements of Lenders and Issuing Banks.

(a)         Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or such Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)         Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(i)         Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive and binding, absent manifest error.

(ii)          Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)        The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Secured Obligations) owed by the Borrower or any other Loan Party, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of satisfying an Obligation (or any other Secured Obligation).

(iv)        Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(c)         The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan and its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such JPMorgan’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

SECTION 8.07.   Collateral Matters.

(a)         Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(e); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral to any Person other than another Loan Party which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(b)         In furtherance of the foregoing and not in limitation thereof, no Banking Services Agreement or Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Banking Services Agreement or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)        The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08.  Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09.   Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)          The Administrative Agent and each Arranger hereby inform the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10.   Borrower Communications.

(a)        The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)         Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Amendment No. 1 Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)        THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)       As used herein, “Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(e)         Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)          Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

If to the Borrower or any other Loan Party:	Grindr Capital LLC 750 N. San Vicente Blvd., Suite RE 1400 West Hollywood, California 90069 Attention: ~~Vandana Mehta-Krantz~~John North, CFO E-mail:

and a copy to (which shall not constitute notice) to:

Cooley LLP 55 Hudson Yards New York, New York 10001 Attention: Patrick Flanagan E-mail:

If to the Administrative Agent:	JPMorgan Chase Bank, N.A. 131 S Dearborn St, Floor 04 Chicago, IL 60603-5506 Attention: Loan and Agency Servicing E-mail:

Agency Withholding Tax Inquiries: Email:

Agency Compliance/Financials/Intralinks: Email:

and a copy (which shall not constitute notice) to:

~~Latham & Watkins~~Paul Hastings LLP ~~1271~~200 Park Avenue ~~of the Americas~~ New York, New York ~~10020~~10166 Attention: Corey Wright; Lisa Collier E-Mail Address:

If to the Issuing Bank:	JPMorgan Chase Bank, N.A. 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506
Attention: LC Agency Team Tel: 800-364-1969 Fax: 856-294-5267 Email:

and a copy to:

JPMorgan Chase Bank, N.A. 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506 Attention: Loan and Agency Servicing Email:

If to any other Lender (including the Swingline Lender), to it at its address or facsimile number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Notices and other communications to any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.   Waivers; Amendments.

(a)         No failure or delay by the Administrative Agent, any Issuing Bank, any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)         Except as provided in Section 2.22 with respect to an Incremental Term Loan Amendment or as provided in Section 2.14(b) and Section 2.14(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), (iv) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.18(b) or Section 2.21(b) without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.22 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date), (vii) (x) subordinate the Liens on the Collateral securing the Obligations to Liens on Collateral securing any other Indebtedness, (y) subordinate the Loans hereunder in contractual right of payment to any other Indebtedness, or (z) except as provided in Section 9.14, release all or substantially all of the Liens on the Collateral or the Guarantors or Borrower from their or its obligation in respect of the Guarantee under the Security Agreement, without the written consent of each Lender, or (viii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender); and provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks; and provided further any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)         Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the initial Term Loans, Incremental Term Loans and the accrued interest and fees with respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders (it being understood and agreed that any such amendment or Incremental Term Loan Amendment to implement new Commitments or increases to the Commitments or Incremental Term Loans in accordance with, and pursuant to the requirements of, Section 2.22 shall require solely the consent of the parties prescribed by such Section and shall not require the consent of the Required Lenders).

(d)          [Reserved].

(e)         The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination), and the cash collateralization of all Unliquidated Obligations (other than contingent indemnification obligations in respect of which no claim has been asserted) in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of to a Person other than a Loan Party if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Loan Parties or any of their Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(f) or (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder of a Lien permitted by Section 6.02(f) (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of Indebtedness permitted under Section 6.01(e) requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

(f)          If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans and participations in LC Disbursements. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(g)        Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.   Expenses; Limitation of Liability; Indemnity; Etc.

(a)       Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which shall be limited in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and, if applicable, a single local counsel to the Administrative Agent in each relevant jurisdiction), in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank and any Lender (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, the Issuing Banks and the Lenders (and, if reasonably necessary, a single local counsel in each relevant jurisdiction), unless a Lender reasonably determines that it would create a conflict of interest to not have individual counsel, in which case similarly affected lenders may have one additional firm of counsel and one additional local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any other Loan Party shall not assert, and the Borrower and each other Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party; provided further that nothing in this Section 9.03(b) shall limit any Lender-Related Person’s obligations under Section 9.12.

(c)         Indemnity. The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel for the Indemnitees (and of a single local counsel to the Indemnitees in each relevant jurisdiction) unless an Indemnitee reasonably determines that it would create a conflict of interest to not have individual counsel, in which case similarly affected Indemnitees may have one additional firm of counsel (and, to the extent reasonably required by such Indemnitees, a single local counsel for all of the such Indemnitees in each relevant jurisdiction)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Ultimate Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Ultimate Parent or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have primarily resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents or (ii) have resulted from any dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries or Affiliates) other than any Proceeding against any Indemnitee in its capacity as, or in fulfilling its role as, the Administrative Agent, an Issuing Bank, the Swingline Lender, a lead arranger, bookrunner, syndication agent, agent or any similar role under or in connection with this Agreement. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d)         Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such.

(e)          Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04.   Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)                       the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)                        the Administrative Agent;

(C)                      the Issuing Banks; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan; and

(D)                       the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)          Assignments shall be subject to the following additional conditions:

(A)                       except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                  the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D)                       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(E)                      without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, or (e) a Disqualified Lender.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In no event shall the Administrative Agent have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Lenders. The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to provide the list of Disqualified Lenders to any Lender or prospective Lender (including upon the update of such list), and each such Lender may distribute such list, on a confidential basis, to any Participant or prospective Participant.

(v)          Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)         Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than Unliquidated Obligations) or any Letter of Credit is outstanding (unless such Letter of Credit has been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Electronic Execution; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.  Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.   Governing Law; Jurisdiction; Consent to Service of Process.

(a)         This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)     Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)        Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)        Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(e)       Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(f)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Administrative Agent, Issuing Bank or Lender, as applicable, shall be responsible for compliance by such Persons with the provisions of this Section 9.12, (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Administrative Agent, applicable Issuing Bank, the applicable Lender or its or their applicable Affiliates, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent, such Issuing Bank or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Banks or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that, pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 9.14.   Releases of Guarantors and Collateral.

(a)       A Guarantor shall automatically be released from its Guarantee and security obligations under the Security Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Domestic Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)         Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower and at its expense, release any Guarantor from its obligations under the Guaranty if such Guarantor ceases to be a Material Subsidiary.

(c)          At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (or any outstanding Letters of Credit shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent), the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)         Upon (a) any sale or disposition by any Loan Party (other than to any Loan Party) of any Collateral in a transaction permitted under this Agreement or (b) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any such termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release in accordance with Section 9.02; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including the proceeds of such sale or disposition, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15.  Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17.   No Fiduciary Duty, Etc.

(a)         Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. Each Loan Party agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)        Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Ultimate Parent, its Subsidiaries and other companies with which Ultimate Parent or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)          In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Ultimate Parent or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Loan Parties by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Loan Parties in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Loan Party also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Ultimate Parent or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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